Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

$80,000,000 Revolving Credit Facility

dated as of

December 31, 2010

among

LUFKIN INDUSTRIES, INC.,

as the Borrower

the Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES, LLC,

as Sole Bookrunner and Sole Lead Arranger

SCHEDULES:
2.01	Commitments
2.04(n)	Existing Letters of Credit
3.06	Disclosed Matters
3.14	ERISA Plans
3.15	Subsidiaries
6.01	Existing Indebtedness
6.02	Existing Liens
6.04	Existing Investments
6.09	Restrictive Agreements

EXHIBITS:
Exhibit A	Form of Note
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Guaranty Agreement
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Borrowing Request
Exhibit F	Form of New Lender Acceptance
Exhibit G	Form of Commitment Increase Agreement
Exhibit H	Form of Commitment Increase Notice

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 31, 2010, is among LUFKIN INDUSTRIES, INC. (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., in its individual capacity (“JPMCB”) and as Administrative Agent (in such capacity, the “Administrative Agent”) and initial Issuing Bank (in such capacity, the “Issuing Bank”).

Preliminary Statements.

1.           The Borrower, JPMorgan Chase Bank (now known as JPMorgan Chase Bank, N.A.), as Administrative Agent and Issuing Bank, and the Lenders party thereto entered into that certain Credit Agreement dated December 30, 2002 (such Credit Agreement, as amended to the date thereof, the “Existing Credit Agreement”).

2.           The Lenders party to the Existing Credit Agreement (other than the parties to this Agreement) have terminated their respective commitments thereunder.

3.           The Borrower, JPMCB and the Lenders party to this Agreement have agreed to amend and restate the Existing Credit Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acceptance” means a New Lender Acceptance, substantially in the form of Exhibit F or any other form approved by the Administrative Agent, entered in to by a Lender added hereto in accordance with Section 2.01(b)(ii) and accepted by the Administrative Agent.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted One Month LIBO Rate” means an interest rate per annum equal to the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means (i) any Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with another Person, (ii) any Person owning of record or beneficially, directly or indirectly, either individually or together with all other Persons to whom such Person is related as spouse, sibling, child, grandchild or great grandchild by blood, adoption, or marriage, the Equity Interests of another Person aggregating 10% or more of the voting power of all Equity Interests of such other Person, or (iii) any Person related by blood, adoption, or marriage to any Person specified in clause (i) or (ii) of this definition.

“Agreement” means this Amended and Restated Credit Agreement, as amended, modified, supplemented, restated and in effect from time to time.

“Applicable Margin” means, for any day, with respect to any CBFR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the Applicable Margin per annum set forth in basis points below under the caption “CBFR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date:

Level	Leverage Ratio	Eurodollar Spread (bps)	CBFR Spread (bps)	Unused Commitment Fee Rate (bps)
1	< 1.00x	150.0	-125.0	20.0
2	> 1.00x but less than 2.00x	175.0	-100.0	25.0
3	> 2.00x but less than 3.00x	200.0	-75.0	30.0
4	> 3.00x	225.0	-50.0	35.0

For purposes of determining the Applicable Margin, (i) the Leverage Ratio shall be determined as of the last day of each fiscal quarter based upon the Borrower’s financial statements for each respective fiscal quarter end, delivered to the Administrative Agent as required by Section 5.01(a) (with respect to financial statements for the fourth quarter of each fiscal year of the Borrower) and Section 5.01(b) (with respect to financial statements for all other fiscal quarters of the Borrower), or Section 5.01(c) if applicable, beginning with the fiscal quarter ended December 31, 2010, and (ii) any resulting change in the Applicable Margin shall become  effective on and including the date of delivery to the Administrative Agent of such financial statements and the compliance certificate required by Section 5.01(d) and ending on the date immediately preceding the effective date of the next such change; provided, however, that in the event the Borrower fails to deliver any such financial statements or compliance certificate to the Administrative Agent within the period required by this Agreement, the Eurodollar Spread, the CBFR Spread and the Unused Commitment Fee Rate shall be calculated as if Level 4 above applied, and each change shall be effective on the first day of the first calendar month to begin following the calendar month in which such financial statements and compliance certificate were required to be delivered pursuant to Section 5.01 and shall continue at that rate until otherwise determined in accordance with this definition.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means the chief executive officer, president, chief financial officer, or chief operating officer of the Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Administrative Agent, the Issuing Bank or an Affiliate of the foregoing: (a) commercial credit cards, (b) stored value cards and (c) treasury and/or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any entity succeeding to its functions.

“Board of Directors” means (a) with respect to any Person that is a corporation, the board of directors of such Person, and (b) with respect to any Person that is not a corporation, an analogous body, officer or representative of such Person which is the functional equivalent of the board of directors of a corporation and which has the power and authority to authorize and effectuate the execution, delivery, and performance of agreements, documents and instruments on behalf of such Person and to take other actions to on behalf of such Person.

“Borrower” means Lufkin Industries, Inc., a Texas corporation.

“Borrowing” means a portion or portions of the Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit E to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or day on which shall be in New York City or Houston, Texas a legal holiday or a day on which banking institutions are authorized or required by law to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means the obligations of the Borrower or any consolidated Subsidiary to pay rent or other amounts under any lease (a “Capital Lease”) of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on the balance sheet of the Borrower or such consolidated Subsidiary under GAAP and, for purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CB Floating Rate” means on any day the greater of (i) the Prime Rate in effect on such day or (ii) the Adjusted One Month LIBO Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1.50%. Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBO Rate, respectively.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CB Floating Rate.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (i) nominated by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of the definition of “Excluded Taxes” or Section 2.14 or 2.17, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that, for purposes of this Agreement, all requests, rules, guidelines and directives under or in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to have gone into effect and been adopted thirty (30) days after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service or any entity succeeding to all or part of its functions.

“Collateral” means all Property of any kind or character at any time subject to the Security Documents, including the Equity Interests in the Material Subsidiaries.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.01(b) or Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $80,000,000.

“Commitment Increase Agreement” means a Commitment Increase Agreement, substantially in the form of Exhibit G or any other form approved by the Administrative Agent, entered into by a Lender in accordance with Section 2.01(b)(iii) and accepted by the Administrative Agent.

“Commitment Increase Notice” has the meaning assigned to such term in Section 2.01(b)(i).

“Consolidated EBITDA” means, for any period, for the Borrower and its consolidated Subsidiaries on a consolidated basis, an amount equal to the sum of (a) net income from continuing operations after extraordinary items (“Consolidated Net Income”) for such period, (b) Consolidated Interest Expense, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, provided that in determining Consolidated Net Income as used in this definition the following shall be excluded, without duplication: (a) the income of any Person accrued prior to the date such Person is merged into or consolidated with the Borrower or its consolidated Subsidiary or such Person’s assets are acquired by the Borrower or its consolidated Subsidiary, (b) the proceeds of any insurance policy, (c) gains or losses from the sale, exchange, transfer or other disposition of Property or assets of the Borrower or any consolidated Subsidiary and related tax effects in accordance with GAAP, and (d) any extraordinary or non-recurring gains of the Borrower or any consolidated Subsidiary and related tax effects in accordance with GAAP.

“Consolidated Interest Expense”  means, for any period, for the Borrower and its consolidated Subsidiaries on a consolidated basis, the aggregate of all interest expense, all prepayment charges and all amortization of debt discount and expense, including, without limitation, all interest expense attributable to Capital Lease Obligations, in each instance determined in accordance with GAAP, paid or accrued by the Borrower and its consolidated Subsidiaries.

“Consolidated Net Worth” means, as of any date of determination, the total shareholders’ equity of the Borrower and its Subsidiaries which appears on the consolidated balance sheet of such Person as of such date, determined in accordance with GAAP applied on a consistent basis.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which such Person or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Current Ratio” means, as of any date, the ratio of (a) the current assets on such date of the Borrower and its consolidated Subsidiaries to (b) the current liabilities on such date of the Borrower and its consolidated Subsidiaries.

“Default” means any event, circumstance or condition specified in Section 7.01, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or participations in Letters of Credit or other amounts required to be funded by it hereunder or under any Loan Document or (ii) pay over to the Administrative Agent, the Issuing Bank, or any Lender any other amounts required to be paid by it hereunder or under any Loan Document, unless in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is a result of such Lender’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular default, if any) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, or any Lender in writing or has made a public statement to the effect that it does not intend to comply with any of its funding obligations under this Agreement or under other agreements in which it commits to extend credit, unless, in such writing or public statement, such Lender indicates that its position is based on such Lender’s good faith determination that a condition precedent to funding under this Agreement (specifically identified and including the particular default, if any) cannot be satisfied, (c) failed, within three (3) Business Days after request by the Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with the terms of this Agreement or any other Loan Document relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then-outstanding Letters of Credit or other amounts required to be funded by it hereunder or under any Loan Document, provided that such Lender shall cease to be a Defaulting Lender upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a proceeding under any bankruptcy, insolvency, or other law for the relief of debtors, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a proceeding under any bankruptcy, insolvency, or other law for the relief of debtors, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Default Rate” means a rate per annum equal to 2% plus the CB Floating Rate.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any Property by any Person, regardless of the form of the transaction, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the first day on which all conditions in Section 4.01 have been satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means any federal, state, provincial, local, or foreign law, statute, code, or ordinance, principle of common law, rule, or regulation, as well as any License, order, decree, judgment, or other injunction issued, promulgated, approved, or entered thereunder, relating to pollution or the protection, cleanup, or restoration of the environmental or natural resources, or to the public health or safety, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, discharge, or disposal of Hazardous Materials, including, as to U.S. laws, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1975, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Emergency Planning and Community Right to Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substance Control Act, and any state or local counterparts.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, (a) any and all shares, interests, units representing interests, participations, rights in or other equivalents (however designated) of or interests in (however designated) corporate stock of such Person, including shares of preferred or preference stocks; (b) all partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, in any Person which is a partnership, (c)  all interests or limited liability company interests in any limited liability company, and (d) all equity or ownership interests in any Person of any other type, and (e) all warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest..

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and all rules, regulations rulings and interpretations thereof or thereunder adopted by the Internal Revenue Service, the U.S. Department of Labor, the PBGC, or any entity succeeding to all or part of their respective functions.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any consolidated Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan or of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination  that any Plan is, or is expected to be, in at-risk status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (e) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or is endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) concerning any Plan and with respect to which the Borrower or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a party in interest (within the meaning of Section 406 of ERISA) or could otherwise be liable; or (j) any other event or condition with respect to a Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated) or capital imposed by the United States of America, by any state thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any “margin” tax; (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is required by the Code to be withheld from amounts payable to such Lender that is attributable to such Lender’s failure to comply with Section 2.16(e); and (d) in the case of a Foreign Lender, any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to applicable law in force at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (ii) attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” has the meaning set forth in the first Preliminary Statement.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.04(n).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary incorporated, organized or formed under the laws of a State of the United States of America, or the District of Columbia.

“Funded Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, and (d) all Capital Lease Obligations of such Person. The Funded Debt of any Person shall include the Funded Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Debt provide that such Person is not liable therefor.

“GAAP” means, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person, conforms at the time to generally accepted accounting principles. “Generally accepted accounting principles” means those principles and practices which are recognized as such by the Financial Accounting Standards Board and which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lenders. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Administrative Agent.

“Governmental Authority” means the government of the United States of America or of any other nation, or any political subdivision of the United States of America or of any other nation, whether state, provincial or local, and any agency, department, commission, board, bureau, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means all Material Domestic Subsidiaries of the Borrower existing on the Effective Date or which become Material Domestic Subsidiaries of the Borrower, whether by growth, acquisition, formation or otherwise.

“Guaranty Agreement” means a Guaranty Agreement in substantially the form of Exhibit C among the Borrower, the Material Domestic Subsidiaries and the Administrative Agent, together with all supplements thereto.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, at any time and with respect to any Lender or the Issuing Bank, the maximum nonusurious interest rate or any amount computed in reference to such rate (as applicable), if any, that at any time or from time to time may be contracted for, taken, reserved, charged, collected or received with respect to the particular obligations as to which such rate is to be determined, by such Lender or the Issuing Bank pursuant to this Agreement or any other Loan Document, under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. The Highest Lawful Rate shall be calculated in a manner that takes into account any and all fees, payments and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Highest Lawful Rate resulting from a change in the Highest Lawful Rate shall take effect without notice to the Borrower at the time of such change in the Highest Lawful Rate. For purposes of determining the Highest Lawful Rate under Texas law, the applicable rate ceiling shall be (a) the “weekly ceiling” described in and computed in accordance with the provisions of Section 303.003 of the Texas Finance Code, as amended or (b) if the parties subsequently contract as allowed by Texas law, the quarterly ceiling or the annualized ceiling computed pursuant to Section 303.008 of the Texas Finance Code, as amended; provided, however, that at any time the “weekly ceiling,” the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Section 303.009(a) and Section 303.009(b) of the Texas Finance Code, as amended, shall control for purposes of such determination, as applicable.

“Indebtedness” of any Person means, without duplication,

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including obligations, contingent or otherwise, of such Person relative to drawn letters of credit and drawn letters of guaranty),

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person upon which interest charges are customarily paid,

(d) all obligations of such Person under conditional sale or other title retention agreements relating to Property acquired by such Person,

(e) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business),

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on Property owned, leased or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person or is limited in recourse,

(g) all Guarantees by such Person of Indebtedness of others,

(h) all Capital Lease Obligations of such Person,

(i) the aggregate amount (after giving effect to any netting or set-off agreements) that such Person would be required to pay in respect of Swap Agreements if such Swap Agreements were terminated at each time Indebtedness is computed, and

(j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning ascribed to such term in Section 9.03(b).

“Intellectual Property” means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including, without limitation, unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, process, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, custom and supplier information, assembly and test data drawings, or royalty rights.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any CB Floating Rate Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect in accordance with this Agreement; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (a) any purchase or other acquisition of any Equity Interest in, evidence of Indebtedness of, or other securities of, any other Person (including any option, warrant or other right to acquire any such Equity Interest, Indebtedness, or other securities), (b) any making of any loan, advance, transfer of Property or capital contribution to, or any Guarantee of any Indebtedness or other obligation of, or any purchase or other acquisition (in one transaction of a series of transactions) of any asset or debt of, or any Equity Interest in, any other Person, including any partnership or joint venture interest in such other Person, (c) any incurrence, assumption or existence of any liability, contingent or otherwise, with respect to any obligation or liability of any other Person, or (d) any making of any commitment to make any of the foregoing. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means JPMCB or any Affiliate thereof, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity, as well as any successor in such capacity as provided in Section 2.04(j).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, Licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.01(b) or Section 2.19(b), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including, without limitation, the Existing Letters of Credit.

“Letter of Credit Agreement” means, with respect to each Letter of Credit to be issued by the Issuing Bank, the letter of credit application and reimbursement agreement which such Issuing Bank requires to be executed by the Borrower in connection with the issuance of such Letter of Credit.

“Leverage Ratio” means, as of any date, the ratio of (a) Funded Debt of the Borrower and its consolidated Subsidiaries as shown on the financial statements then most recently delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) to (b) Consolidated EBITDA for the four fiscal quarters then most recently ended.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 page (or on any successor or substitute page provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“License” means any consent, permit, franchise, certificate, approval, order, license, right-of-way (whether an easement, contract, or agreement in any form), or other authorization.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, assignment, pledge, hypothecation, deposit arrangement, encumbrance, charge or security interest in, on or of such asset, in each case whether based on common law, constitutional provision, statute or contract, including the interest of a purchaser of accounts receivable and including any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Guaranty Agreements, the Security Documents, all Letters of Credit, any and all Letter of Credit Agreements, and all other agreements, documents, instruments and certificates now or hereafter executed and/or delivered pursuant to or in connection with any of the foregoing (excluding any commitment letter, term sheet, or other agreement entered into prior to the Effective Date) and any and all amendments, restatements, or other modifications thereof.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means (a) a material adverse change in or a material adverse effect upon  the business, assets, Property, operations or condition (financial or otherwise) of the Borrower and its consolidated Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any other Obligor to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Obligor of this Agreement or any of the other Loan Documents, or the validity, perfection, priority or enforceability of any Lien granted to the Administrative Agent in respect of the Collateral; or (d) a material adverse effect upon the rights of or benefits available to the Administrative Agent, the Issuing Bank or any Lender under this Agreement or any other Loan Document.

“Material Domestic Subsidiary” means any Material Subsidiary organized under the laws of the United States of America, any state thereof, or the District of Columbia.

“Material Foreign Subsidiary” means any Material Subsidiary other than a Material Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its consolidated Subsidiaries in an aggregate principal amount exceeding $5,000,000). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any consolidated Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (after giving effect to any netting or set-off agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any consolidated Subsidiary that, according to the financial statements most recently delivered to the Lenders pursuant to Section 5.01(a) or (b), either (i) owns 10% or more of the consolidated net assets of the Borrower and its consolidated Subsidiaries, taken as a whole, as of the date of such financial statements, or (ii) that generated 10% or more of the consolidated revenues of the Borrower and its consolidated Subsidiaries for the most recently ended period of four consecutive fiscal quarters reflected in such financial statements.

“Maturity Date” means the earliest of (a) the date specified by the Borrower in accordance with Section 2.07 for the termination of the Commitments, (b) the date the principal amount then outstanding of, and accrued and unpaid interest on, the Loans becomes due pursuant to Article 7, or (c) December 31, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, or is (or within the preceding five years has been) obligated to make contributions or with respect to which the Borrower or any ERISA Affiliate has any liability, contingent or otherwise.

“New Lender” has the meaning assigned to such term in Section 2.01(b)(iii).

“Note” means a promissory note made by the Borrower payable to the order of a Lender, substantially in the form of Exhibit A to this Agreement.

“Obligations” means, as at any date of determination thereof, the sum of (a) the aggregate principal amount of Loans and unreimbursed LC Disbursements outstanding on such date, plus (b) all accrued and unpaid Banking Services Obligations of the Borrower or any Material Subsidiary on such date, plus (c) all accrued and unpaid fees in connection with the Loan Documents on such date, plus (d) all other indebtedness, liabilities, obligations, covenants, indemnities and duties of the Borrower and the other Obligors under or in connection with the Loan Documents owing on such date with respect to or arising in connection with any of the foregoing matters by any Obligor to any Lender, the Administrative Agent, the Issuing Bank, or to any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, plus (e) all indebtedness, liabilities and obligations under Swap Agreements with a Lender on such date; plus (f) all accrued and unpaid interest on the amounts described in clauses (a), (b), (c), (d), or (e) on such date. The term “Obligations” includes all interest and other obligations accruing or arising after the commencement of any case under any bankruptcy or similar laws by or against the Borrower or any other Obligor. The term “Obligations” also includes all expenses, attorneys’ fees and disbursements, and any other sum chargeable to the Borrower or any other Obligor under this Agreement or any other Loan Document.

“Obligor” means the Borrower, each Guarantor, each Person providing Collateral, and any other Person who may at any time be obligated to pay all or any part of the Obligations or to perform any obligation under any of the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation, the regulations, the operating agreement, and the limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case including all modifications and supplements thereof as of the date of the Loan Document referring to such Organizational Document.

“Other Taxes” means any and all present or future stamp or documentary taxes, value-added taxes, excise or property taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens disclosed in Schedule 6.02;

(b) Liens in favor of the Administrative Agent (for the benefit of the Administrative Agent, the Issuing Bank and the Lenders) pursuant to the Loan Documents;

(c) Liens imposed by Law for taxes, assessments or other governmental charges or levies that are not yet due  or are being contested in compliance with Section 5.04;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, operators’, vendors’, workers’, and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not yet due or are being contested in compliance with Section 5.04;

(e) Liens (other than any Lien imposed by ERISA), pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and not incurred or made in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property; and

(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any consolidated Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest rating then obtainable from S&P or from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment);

(c) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any Lender (other than a Defaulting Lender) or Affiliate thereof, (ii) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and undivided surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 (or any successor rule) under the Investment Company Act of 1940; (ii) are rated either AAA by S&P and Aaa by Moody’s or invest only in other Permitted Investments described in clause (a), (b) or (c) above; and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, bank, trust, joint venture, association, company, partnership, unincorporated organization, government, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any consolidated Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means a “Security Agreement – Pledge” substantially in the form of Exhibit D to this Agreement, together with all supplements thereto.

“Pledged Collateral” has the meaning set forth in the Pledge Agreement and shall include (a) 100% of the Equity Interest of each Material Domestic Subsidiary and (b) 65% of the Equity Interest of all Material Foreign Subsidiaries.

“Prime Rate” means, on any day, the rate of interest per annum most recently announced by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York City, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and may not be JPMCB’s lowest or best rate; JPMCB may make commercial loans at rates of interest at, above or below the Prime Rate.

“Property” or “Properties” means any interest or right of any kind or character in  property, whether real, personal, or mixed, owned or leased, tangible or intangible, and whether now held or hereafter acquired.

“Re-Allocation Date” has the meaning set forth in Section 2.01(b)(v).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, members, managers, trustees, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, discharge, disposal, dispersement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of Property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, or ground water.

“Remedial Action” means all actions required to (a) cleanup, remove, respond to, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment, (c) perform studies and investigations on the extend and nature of any actual or suspected contamination, the remedy or remedies to be used or health effects or risks of such contamination, or (d) perform post-remedial monitoring, care, or remedy of a contaminated site.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided, that the Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be excluded for purposes of determining Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any  consolidated Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any consolidated Subsidiary; or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any consolidated Subsidiary or any Indebtedness of the Borrower or any consolidated Subsidiary subordinate in right of payment to the Loans prior to the scheduled maturity thereof as in effect at the time of the incurrence of such subordinated Indebtedness.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Security Documents” means any and all Guaranties, any and all Pledge Agreements, and any and all other security agreements, deeds of trust, mortgages, pledges, assignments, financing statements, continuation statements, and all other agreements and instruments at any time executed and delivered by any Person to the Administrative Agent to secure or guarantee the payment, the performance, or both, of all or any part of the Obligations.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other Equity Interests representing more than 50% of the total Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context clearly requires otherwise, any reference to a “Subsidiary” means a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries, shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, including any interest, additions to tax or penalties applicable thereto, and including such taxes, levies, imposts, duties, deductions, assessments, fees, charges, withholdings or liabilities whatsoever, in the case of each Lender, the Administrative Agent, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Transactions” means the execution, delivery and performance by the Borrower and the other Obligors of this Agreement and the other Loan Documents, the borrowing of Loans, the granting of Collateral, the making of Guaranties, the use of the proceeds of the Loans, and the issuance of any Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the CB Floating Rate.

“Unused Commitment” means, on any day, the difference between the aggregate Commitments on such day and the aggregate Revolving Credit Exposures on such day.

“Unused Commitment Fee” has the meaning set forth in Section 2.11(a).

“Unused Commitment Fee Rate” means the unused commitment fee rate determined as provided in the definition of  “Applicable Margin”.

“Wholly-Owned Subsidiary” means, with respect to any Person, a subsidiary of such Person all of whose outstanding Equity Interests (other than directors’ qualifying shares, if any) shall at the time be owned by such Person and/or one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The term “pro rata” means pro rata based upon the Applicable Percentages. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to the Loan Document in which they appear in its entirety and not to any particular provision thereof, (d) all references in any Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, that Loan Document, (e) all references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and general intangibles.

SECTION 1.03. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Any financial ratio required to be maintained by the Borrower and its consolidated Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b) The Borrower shall deliver to the Administrative Agent and the Lenders, at the same time as the delivery of any annual or quarterly financial statement under Section 5.01, (i) a description, in reasonable detail, of any material variation between the application of GAAP employed in the preparation of the next preceding annual or quarterly financial statements prepared in accordance with Section 1.03(a) preceding as to which no objection has been made by the Administrative Agent, and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) To enable the ready and consistent determination of compliance with the covenants set forth in this Agreement, the Borrower will not change the last day of its fiscal year from December 31 or the last days of the first three fiscal quarters of the Borrower in each of its fiscal years from March 31, June 30, and September 30, respectively.

ARTICLE 2

The Credits

SECTION 2.01. Commitments.

(a) Loans. Subject to the terms and conditions set forth herein, each Lender, severally and for itself alone, agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any one time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the aggregate Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) Increase of Commitments.

(i) At any time and from time to time prior to the expiration of the  Availability Period, and so long as no Default or Event of Default shall have occurred which is continuing, the Borrower may elect to increase the  aggregate of the Commitments to an amount not exceeding $200,000,000 minus any reductions in the Commitments pursuant to Section 2.07(b), provided that the Company shall not be able to make an election pursuant to this Section 2.01(b) unless and until the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by the Secretary or an Assistant Secretary of the Borrower, or other officer of the Borrower having custody of the Borrower’s minute book, dated the date of such election, certifying as to the due adoption and remaining validity of resolutions of the Board of Directors authorizing such election; and provided, that (i) the Borrower shall give at least fifteen (15) Business Days’ prior written notice of such increase to the Administrative Agent and each existing Lender, (ii) each existing Lender shall have the right (but not the obligation) to subscribe to its pro rata share of the proposed increase in the Commitments by giving written notice of such election to the Borrower and the Administrative Agent within ten (10) Business Days after receipt of a notice from the Borrower as above described and only if an existing Lender does not exercise such election may the Borrower elect to add a new Lender, (iii) no Lender shall be required to increase its Commitment unless it shall have expressly agreed to such increase in writing, (iv) the addition of new Lenders shall be subject to the terms and provisions of Section 9.04 as if such new Lenders were acquiring an interest in the Loans by assignment from an existing Lender (to the extent applicable, i.e., required approvals, minimum amounts and the like), (v) the Borrower shall execute and deliver such additional or replacement Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by the Administrative Agent, any new Lender or any Lender which is increasing its Commitment, (vi) no Lender shall have any right to decrease its Commitment as a result of such increase of the aggregate amount of the Commitments, (vii) the Administrative Agent shall have no obligation to arrange, find or locate any Lender or new bank or financial institution to participate in any unsubscribed portion of such increase in the aggregate committed amount of the Commitments, (viii) such option to increase the Commitments may only be exercised once and (ix) the consent of the Lenders shall be required for any increase of the Commitments (such consent to be given or denied in their sole discretion and subject to such terms as they may then require). The Borrower shall be required to pay (or to reimburse each applicable Lender for) any breakage costs incurred by any Lender in connection with the need to reallocate existing Loans among the Lenders following any increase in the Commitments pursuant to this provision. Except as may otherwise be agreed by the Borrower and any applicable Lender, the Borrower shall not be required to pay any upfront or other fees or expenses to any existing Lenders, new Lenders or the Administrative Agent with respect to any such increase in Commitments. The Borrower may request an increase of the aggregate Commitments by notice in substantially the form of Exhibit H hereto of the amount of such proposed increase (such notice, a “Commitment Increase Notice”).

(ii) Any such Commitment Increase Notice must offer each Lender the opportunity to subscribe for its Applicable Percentage of the increased Commitments. If any portion of the increased Commitments is not subscribed for by the Lenders within fifteen (15) Business Days following Borrower’s delivery of the Commitment Increase Notice to the Administrative Agent, the Borrower may, in its sole discretion, but subject to the consent of the Administrative Agent and the Issuing Bank (which consent shall not be unreasonably conditioned, delayed or withheld) as to any Person that is not at such time a Lender, offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to acquire such unsubscribed portion of the increased Commitments pursuant to Section 2.01(b)(ii) or Section 2.01(b)(iii), as applicable, to increase the aggregate amount of Commitments to $200,000,000.

(iii) Any bank or financial institution (that is not a Lender or its Affiliate) that the Borrower selects to offer participation in the increased Commitments and that elects to obtain a Commitment shall execute an Acceptance with the Borrower and the Administrative Agent, whereupon such bank or financial institution (a “New Lender”)  shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and this Agreement shall be deemed to be amended to add the New Lender as a Lender and the definition of Commitment in Section 1.01 shall be deemed amended to add the name and Commitment of such New Lender, provided that the Commitment of any such New Lender shall be in an amount not less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent.

(iv) Any Lender that accepts an offer to it by the Borrower to increase its Commitment pursuant to this Section 2.01(b) shall, in each case, execute a Commitment Increase Agreement with the Borrower and the Administrative Agent, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment in Section 1.01 shall be deemed to be amended to so increase the Commitment of such Lender.

(v) On the effective date of an Acceptance, the applicable New Lender, or the effectiveness of a Commitment Increase Agreement, the applicable Lender, as the case may be (the “Re-Allocation Date”), will acquire LC Exposure described under clause (b) of the definition of LC Exposure in an amount equal to the percentage of all such outstanding LC Exposures that such Person’s increase in Commitment occurring on the Re-Allocation Date bears to all Commitments in effect on the Re-Allocation Date, and each other Lender shall be deemed to sell to such New Lender or Lender, as the case may be, such other Lender’s pro rata share of such outstanding LC Exposure acquired hereunder by such New Lender or Lender. All Loans (including conversions or continuations of Loans) made by each Lender, and LC Exposure purchased by each Lender, shall be pro rata to each Lender based on its respective Commitment in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments), and continuations of Eurodollar Loans outstanding on such Re-Allocation Date shall be effected by repayment of such Eurodollar Loans on the last day of the Interest Period applicable thereto and the making of new Eurodollar Loans pro rata based on the respective Commitments in effect on and after such Re-Allocation Date. In the event that on any such Re-Allocation Date there is an unpaid principal amount of Eurodollar Loans, such Eurodollar Loans shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Loans will be paid thereon to the respective Lenders holding such Eurodollar Loans pro rata based on the respective principal amounts thereof outstanding.

(vi) Notwithstanding anything to the contrary in this Section 2.01(b), no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations (if any) hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000. At the time that each CBFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that a CBFR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of seven Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Borrowing if a Default shall have occurred and be continuing, or if the Interest Period requested with respect thereto would end after the scheduled Maturity Date.

SECTION 2.03. Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Houston, Texas, time, three (3) Business Days before the date of the proposed Borrowing, or (b) in the case of a CBFR Borrowing, not later than 10:00 a.m., Houston, Texas, time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of a CBFR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., Houston, Texas, time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Borrowing Request and signed by the Borrower. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by the Borrower or for otherwise acting in good faith under this Section 2.03.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which account shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank for such Letter of Credit, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application, Letter of Credit Agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a Letter of Credit Agreement or a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposures shall not exceed $25,000,000, and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender’s Applicable Percentage of the sum of (i) the undrawn amount of such Letter of Credit on such day plus (ii) the amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower on such day with respect to such Letter of Credit. Notwithstanding anything in this Section 2.04, the Issuing Bank shall be under no obligation to issue, renew, amend or extend a Letter of Credit if there is a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank with the Borrower or the Defaulting Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the scheduled Maturity Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the second anniversary of the Maturity Date). After the termination of the Availability Period, no Letter of Credit may be issued, amended, renewed or extended. After the termination of the Availability Period, all terms of this Agreement (other than Sections 2.01, 2.02, 2.03, 2.05, 2.06, 2.07, 2.09, 2.10, 2.13, 2.15, and 2.19, Article 3 and Article 5) shall survive and remain in effect for the benefit of the Administrative Agent, the Issuing Bank, the Lenders, the Indemnitees, and all other parties benefited thereby, notwithstanding the termination of the Availability Period, until each Lender’s LC Exposure is zero and all obligations of the Borrower, under Section 2.04 and otherwise, with respect to any such LC Exposure have been fully and finally satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in immediately available funds an amount equal to such LC Disbursement not later than 11:00 a.m. Houston, Texas, time on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston, Texas, time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m. Houston, Texas, time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston, Texas, time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is $250,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a CBFR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Borrowing. The Lenders may, but shall not be obligated to, at any time deem that the Borrower has requested a CBFR Borrowing to satisfy any LC Disbursement, and the Lenders may without further action by the Borrower satisfy such LC Disbursement (without regard to the conditions precedent to a Loan, the minimum size of a Loan or other matters) through a CBFR Borrowing. All rights, powers, benefits and privileges of this Agreement and the other Loan Documents with respect to the Loans, all security therefor and guaranties thereof and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Borrower contained in this Agreement with respect to the Loans shall apply to each LC Disbursement. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders (other than Defaulting Lenders) and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the amount drawn under any Letter of Credit is in non-United States currency (“foreign currency”), the Borrower shall pay the United States dollar equivalent of the amount computed at the Issuing Bank’s selling rate, as of the date of Borrower’s payment, for cable transfers of such foreign currency to the place of payment; provided, further, that if, for any reason, the Issuing Bank has no selling rate for cable transfers of that currency to such place on the payment date, the Borrower shall pay an amount in United States currency equivalent to the Issuing Bank’s actual cost of settlement of its obligation. All rights, powers, benefits and privileges of this Agreement and the other Loan Documents with respect to the Loans, all security therefor and guaranties thereof and all restrictions, provisions for repayment or acceleration and all other covenants, warranties, representations and agreements of the Borrower contained in this Agreement with respect to the Loans shall apply to each LC Disbursement.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of CBFR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and each applicable Letter of Credit Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) payment against presentation of any draft or other document presented under a Letter of Credit that proves to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of such Person) purporting to be a successor or transferee of the beneficiary of such Letter of Credit, (iii) payment by the Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) any correspondent of the Issuing Bank with respect to a Letter of Credit honoring a drawing under any drawing document up to the amount available under any Letter of Credit even if such drawing document claims an amount in excess of the amount available under such Letter of Credit; (v) the existence of any claim, set-off, defense or other right that the Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, the Issuing Bank or any other Person; (vi) the Issuing Bank’s or any correspondent’s having previously paid against fraudulently signed or presented drawing documents (whether or not the Borrower reimbursed the Issuing Bank for such drawing), or (vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or special, indirect, punitive or exemplary damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care, or for gross negligence or willful misconduct, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion (but without any obligation to do so), either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be due on demand and shall be for the account of the Issuing Bank with respect to such Letter of Credit, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender (unless such Lender is a Defaulting Lender) to the extent of such payment.

(i) Assumption of Risk by Borrower.  Subject to paragraph (f) of this Section, as among the Borrower, the Issuing Bank and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, neither the Lenders, the Issuing Bank, nor the Administrative Agent shall be responsible for:

(i) the validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any Person in connection with the application for, and issuance of, and presentation of drafts with respect to, any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged;

(ii) the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(iii) the failure of the beneficiary of any Letter of Credit to comply with conditions required in order to draw upon such Letter of Credit, other than those conditions the failure to comply with which is significant and readily apparent on the face of a document submitted in connection with a requested draw under the Letter of Credit;

(iv) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher;

(v) errors in interpretation of technical terms;

(vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

(vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

(viii) any consequence arising from causes beyond the control of any Lender, the Administrative Agent or the Issuing Bank, including, without limitation, any act of any Governmental Authority.

(j) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization.  The Borrower shall deposit cash collateral in an account with the Administrative Agent in accordance with Section 7.02.

(l) Standards. Each Letter of Credit shall be subject to (A) (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (and any subsequent revision thereof approved by a Congress of the International Chamber of Commerce) or (ii) the International Standby Practices 1998, as appropriate, and (B) to the extent required by the laws of the State of New York, the laws of the State of New York. Without in any way limiting any of the foregoing, the Borrower and each Lender acknowledge that the Issuing Bank shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice of Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or the International Standby Practices 1998, as the case may be.

(m) Increased Costs.   If, after the date of this Agreement, as a result of any  Change in Law, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to the Issuing Bank or any other Lender of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by the Issuing Bank or any other Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of the reasonable allocation by the Issuing Bank or such other Lender, as the case may be, of the aggregate of such increases or reductions resulting from such event; the determination of such amount by the Issuing Bank or such other Lender, as the case may be, shall be conclusive and binding, absent manifest error), then the Issuing Bank or such other Lender shall notify the Borrower or the Administrative Agent, as the case may be, and upon demand therefor by the Administrative Agent, the Borrower (subject to Section 9.18) shall pay to the Issuing Bank or such other Lender, from time to time as specified by the Issuer or such other Lender through the Administrative Agent, such additional amounts as shall be sufficient to compensate the Issuing Bank or such other Lender for such increased costs or reductions in amount.

(n) Existing Letters of Credit. Prior to the date of this Agreement, the Borrower has caused the letters of credit described on Schedule 2.04(n) (the “Existing Letters of Credit”) to be issued by JPMCB on behalf of the Borrower. The Existing Letters of Credit shall be deemed a utilization of the Commitments and shall constitute Letters of Credit for all purposes of this Agreement (except the payment of fronting fees pursuant to Section 2.11(b)) and the other Loan Documents, and on the Effective Date JPMCB shall be deemed, without further action by any party to this Agreement, to have sold to each Lender, and each Lender shall be deemed, without further action by any party to this Agreement, to have purchased from JPMCB, a participation, to the extent of such Lender’s Applicable Percentage, in each Existing Letter of Credit and the related LC Exposure.

SECTION 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas, time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston, Texas, and designated by the Borrower in the applicable Borrowing Request; provided that CBFR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank. Any deposit to the Borrower’s account by the Administrative Agent in good faith pursuant to a request (whether written or oral) believed by the Administrative Agent to be an authorized request by the Borrower for a Loan hereunder shall be deemed to be a Loan hereunder for all purposes with the same effect as if the Borrower had in fact requested the Administrative Agent to make such Loan.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate (including the Applicable Margin) then applicable to CBFR Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, if the Borrower has elected a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section but subject to the last sentence of Section 2.02(c). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date (except that Letters of Credit issued before that date may remain outstanding in accordance with their terms and the terms of this Agreement).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $50,000 and not less than $250,000, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Commitments may not be reinstated after they have been terminated or (except in accordance with Section 2.01(b)) increased after they have been reduced.

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, on the Maturity Date, the aggregate principal amount of all Loans and all LC Disbursements then outstanding, all accrued and unpaid fees under the Loan Documents, all accrued and unpaid interest under the Loan Documents, and all other Obligations accrued and unpaid on such date.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, when due, all LC Disbursements which may become due after the Maturity Date, together with all accrued and unpaid fees, all accrued and unpaid interest, and all other Obligations that may accrue under or in connection with this Agreement or any Letter of Credit on or after the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders (or any subset thereof) and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the principal of and accrued and unpaid interest on Loans in accordance with the terms of this Agreement.

SECTION 2.09. Notes.  All Loans made by a Lender shall be evidenced by a single Note, dated the date of this Agreement (or such appropriate later date if such Lender is a party to an Assignment and Acceptance), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender as originally in effect and otherwise duly completed. Each Lender is hereby authorized by the Borrower to endorse on the schedule (or a continuation thereof attached to the Note of such Lender, to the extent applicable) the date, amount and Type of, and the Interest Period (as applicable) for each Loan made by such Lender to the Borrower and the amount of each payment or prepayment of principal of such Loan received by such Lender; provided that any failure by such Lender to make any such endorsement shall not affect the obligations of the Borrower or any other Obligor under any Note or this Agreement or any other Loan Document in respect of any such Loan.

SECTION 2.10. Prepayment of Loans.

(a) The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, on the following terms and conditions: (i) no Eurodollar Borrowing may be prepaid prior to the last day of its Interest Period unless the Borrower shall give notice to the Administrative Agent three (3) Business Days prior to the date of such prepayment and, simultaneously with such prepayment, the Borrower pays to the Administrative Agent for the account of the Lenders all sums necessary to compensate such Lender, including those costs described in Section 2.14; and (ii) each partial prepayment shall be in an initial aggregate principal amount of $500,000 and integral multiples thereof.

(b) If the aggregate Exposures exceed the total Commitments, the Borrower shall at once prepay Borrowings (or, if no Borrowings are outstanding and only LC Exposures remain, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(k)) in an aggregate amount equal to such excess.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., Houston, Texas, time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of a CBFR Borrowing, not later than 10:00 a.m., Houston, Texas, time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a  Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12. The Borrower shall reimburse the Administrative Agent on demand for any loss, cost or expense incurred or sustained by any Lender as a result of any such prepayment in  accordance with Section 2.12.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender (other than a Defaulting Lender) a commitment fee (the “Unused Commitment Fee”) (which fee shall accrue at the applicable Unused Commitment Fee Rate determined in accordance with the definition of Applicable Margin) on the average daily Unused Commitment of such Lender during the period from and including the date such Commitment arises to but excluding the date on which such Commitment terminates. Accrued and unpaid Unused Commitment Fees shall be due in arrears on the last Business Day of March, June, September and December, beginning December 31, 2010, and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. Subject to Section 9.18, all Unused Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the ratable account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue on each day at the rate of 200 basis points per annum on the amount of such Lender’s LC Exposure on such day (excluding any portion thereof attributable to unreimbursed LC Disbursements) on each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure; provided, however, that in no event shall the aggregate participation fees payable to all Lenders in any one year period be less than $500, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure under such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, payment, negotiation, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued and unpaid participation fees and fronting fees for each Letter of Credit shall be due in arrears on the last day of each March, June, September and December, beginning December 31, 2010; provided that all such accrued and unpaid fees shall be due on the date on which the Commitments terminate and all such fees accruing after the date on which the Commitments terminate shall be due on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be due within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each CBFR Borrowing shall bear interest at a rate per annum equal to the lesser of (i) CB Floating Rate from time to time in effect plus the Applicable Margin from time to time in effect for CBFR Borrowings and (ii) the Highest Lawful Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect for Eurodollar Borrowings and (ii) the Highest Lawful Rate.

(c) Notwithstanding the foregoing, but subject to Section 9.18, if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan, not to exceed the Highest Lawful Rate, or (ii) in the case of any other amount, 2% plus the rate applicable to CBFR Loans as provided in paragraph (a) of this Section, not to exceed the Highest Lawful Rate.

(d) Accrued and unpaid interest on each Loan shall be due in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be due on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Loan prior to the end of the Availability Period), accrued and unpaid interest on the principal amount repaid or prepaid shall be due on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued and unpaid interest on such Loan shall be due on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate at times when the CB Floating Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive  absent manifest error.

SECTION 2.13. Alternate Rate of Interest.  If, prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (a) Dollar deposits are not being offered to banks in the London interbank dollar market for the amount and Interest Period of such Eurodollar Borrowing or (b) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or if the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter, and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any tax, reserve, special deposit or similar requirement against or with respect to or measured by reference to assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank dollar market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, subject to Section 9.18, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, within thirty (30) days after demand therefor, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to Section 9.18,  the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within  ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, subject to Section 9.18, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank dollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive  absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Within thirty (30) days after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent) at the time or times prescribed by applicable law, but only so long as such Lender remains lawfully able to do so, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments under this Agreement and the other Loan Documents to be made without withholding or at a reduced rate.  Moreover, each Lender, on or before the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter as required by applicable law or as reasonably requested by the Borrower or the Administrative Agent, shall deliver to the Borrower and the Administrative Agent such documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine that such Lender is not subject to backup withholding and that such Lender is not subject to information reporting requirements.

Without limiting any of the foregoing provisions of this Section 2.16(e), any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or as required by applicable law, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8 BEN or any successor form prescribed by the Internal Revenue Service, claiming eligibility for benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in Section 881(c)(3)(C) of the Code, and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form or certificate required by any taxing authority or applicable law (including any certificate required by Sections 871(h) and 881(c) of the Code), as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall promptly (i) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes, (ii) take such steps as shall not be disadvantageous to it, in the good faith judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of the applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for Taxes from amounts payable to such Lender, and (iii) deliver to the Borrower and the Administrative Agent any properly completed and executed documentation prescribed by applicable law as will permit payments pursuant to this Agreement and the other Loan Documents to be made without, or at a reduced rate of, withholding.

For any period with respect to which a Lender or an Issuing Bank has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to this Section 2.16(e) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender or such Issuing Bank shall not be entitled to indemnification under this Section 2.16 with respect to Indemnified Taxes imposed in excess of the amount of Indemnified Taxes that would have been imposed had such Lender or such Issuing Bank provided the appropriate form; provided, that should a Lender or an Issuing Bank, which is otherwise exempt from or subject to a reduced rate of withholding Tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender or such Issuing Bank shall reasonably request to assist such Lender to recover such Taxes.

Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender or the Issuing Bank, as the Administrative Agent, such Lender or such Issuing Bank shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished under applicable laws in connection with any payment by the Administrative Agent, any Lender or the Issuing Bank of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreement and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and the termination of this Agreement.

(g) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, within ten (10) Business Days after the request of the Administrative Agent, such Lender or such Issuing Bank, shall repay the amount paid over to the Borrower (plus any and all penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section 2.16(g) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Illegality.  If at any time any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, the London interbank dollar market, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender (through the Administrative Agent) to the Borrower, any obligation of such Lender to make or continue Eurodollar Loans or to convert CBFR Loans to Eurodollar Loans shall be suspended until such Lender (through the Administrative Agent) notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (through the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans to CBFR Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. If a Lender gives a notice under this Section 2.17, such Lender shall, upon the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation (i) would eliminate the need for such notice and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, Houston, Texas, time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 712 Main Street, Houston, Texas, except payments to be made directly to the Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, except with respect to Defaulting Lenders. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (unless, in the case of Eurodollar Borrowings, the result of such extension of time would be to extend the date of such payment into another calendar month (in the case of a Eurodollar Loan) or (in the case of any Loan) beyond the scheduled Maturity Date, and in either such event such payment shall be due on the Business Day immediately preceding the day on which such payment would otherwise have been due), and, in the case of any payment accruing interest, interest thereon shall be due for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Except to the extent otherwise provided herein, (i) each Borrowing from the Lenders, each payment of Unused Commitment Fees and other fees and each termination or reduction of the Commitments shall be made pro rata according to the Lenders’ respective Applicable Percentages; and (ii) each payment by the Borrower of principal of or interest on Loans of a particular Type shall be made to the Administrative Agent for the account of the Lenders pro rata according to the Lenders’ respective Commitments.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the  Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c) or (e), 2.05(b) or 2.18(e), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender or the Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or the Issuing Bank, or to any Governmental Authority for the account of any Lender or the Issuing Bank, pursuant to Section 2.16, then such Lender or the Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the prior written consent of the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may, but need not,  be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, all accrued and unpaid interest thereon, all accrued and unpaid fees and all other amounts due to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Unused Commitment Fee payable pursuant to Section 2.11 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b) the Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required  Lenders or all of the Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02), provided that except as expressly provided otherwise and except as a result of such Defaulting Lender having a greater or lesser Commitment than other affected Lenders, any waiver, amendment or modification that increases the Commitment of the Defaulting Lender or reduces the principal amount due to the Defaulting Lender, or interest payable on, Loans or payments made by the Issuing Bank under a Letter of Credit, or extends any scheduled principal payment due to the Defaulting Lender shall require its consent to the same extent as if it were not a Defaulting Lender;

(c) if any Letters of Credit are outstanding at the time a Lender is a Defaulting Lender, then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lender’s Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent, cash collateralize, for the benefit of the Issuing Bank only, such Defaulting Lender’s outstanding Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k)  for so long as such Letters of Credit are outstanding and such Lender remains a Defaulting Lender;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s outstanding Letters of Credit pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) (and no such fees shall accrue) with respect to such Defaulting Lender’s outstanding Letters of Credit during the period such Defaulting Lender’s outstanding Letters of Credit are cash collateralized;

(iv) if the outstanding Letters of Credit of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s outstanding Letters of Credit are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable under Section 2.11 with respect to such Defaulting Lender’s outstanding Letters of Credit shall be payable to the Issuing Bank until and to the extent that such outstanding Letters of Credit are reallocated and/or cash collateralized; and

(d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that 100% of (i) the related exposure and (ii) the Defaulting Lender’s then outstanding Letters of Credit, will be covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.04(k), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with their Applicable Percentages (and such Defaulting Lender shall not participate therein).

(e) If any Lender has (a) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a proceeding under any bankruptcy, insolvency, or other law for the relief of debtors, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a proceeding under any bankruptcy, insolvency or other law for the relief of debtors, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment shall occur following the Effective Date and for so long as such event shall continue or (b) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

(f) In the event that the Administrative Agent, the Borrower, and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (the date of agreement by all such Persons hereinafter called the “Remedy Date”), the outstanding Letters of Credit of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the Remedy Date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and such Lender shall no longer be a Defaulting Lender.

SECTION 2.21. Post-Closing Obligations.  No later than February 28, 2011  (unless waived in accordance with Section 9.02):

(a) The Borrower shall have delivered or shall have caused to have been  delivered to the Administrative Agent a Pledge Agreement executed by the owner or owners of at least 65% of the Equity Interest in each Material Foreign Subsidiary in existence as of such date.

(b) The Borrower shall have delivered or shall have caused to have been  delivered to the Administrative Agent such documents, resolutions, and certificates as the Administrative Agent may have reasonably requested relating to the organization, existence and good standing of each Material Foreign Subsidiary referred to in Section 2.21(a) and each Person executing and delivering a Pledge Agreement pursuant to Section 2.21(a) (each such Person, a “Pledgor”), the authorization of such execution and delivery by such Pledgor, and any other legal matters relating to such Material Foreign Subsidiary and each such Pledgor, all in form and substance satisfactory to the Administrative Agent.

(c) The Borrower shall have delivered or shall have caused to have been  delivered to the Administrative Agent a certificate in respect of the name and signature of each officer of each Pledgor who is authorized to sign on its behalf a Pledge Agreement required to be delivered by this Section 2.21.

(d) The Borrower shall have delivered or shall have caused to have been delivered to the Administrative Agent a favorable written opinion (addressed to the Administrative Agent and the Lenders) of counsel to each such Material Foreign Subsidiary reasonably satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and its counsel and covering such matters relating to each such Material Foreign Subsidiary, such Pledge Agreements, or such pledge as the Administrative Agent shall have reasonably requested. The Borrower hereby requests such counsel to deliver such opinion.

(e) On the date of the execution and delivery of such Pledge Agreements or the pledge of the Equity Interests pursuant thereto, no Law shall have prohibited the execution or delivery of such Pledge Agreements or the pledge of the Equity Interests pursuant thereto, and no litigation or other proceeding shall have been pending or threatened which enjoined, prohibited, restrained, or otherwise adversely affected in any material manner the execution or delivery of any such Pledge Agreement or the pledge of the Equity Interests pursuant thereto.

(f) All approvals and consents of any Governmental Authority or any other third person necessary in connection with the execution, delivery and performance of each such Pledge Agreement, the performance by each Pledgor of its obligations thereunder, and the pledge of the Equity Interests pledged thereby shall have been obtained and shall have been in full force and effect.

(g) All filings, registrations and other similar actions with such Material Foreign Subsidiary or any applicable Governmental Authority that are necessary to perfect each such pledge shall have been duly performed, taken or made. Each certificate representing or evidencing the Equity Interests so pledged shall have been delivered to the Administrative Agent pursuant to such Pledge Agreement in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent.

(h) The Borrower shall have executed and delivered, and shall have caused to have been executed and delivered, such further agreements, documents, and instruments and shall have taken or caused to be taken such further actions as shall have been requested by the Administrative Agent to carry out the terms and provisions and purposes of this Section 2.21.

ARTICLE 3

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank, and each Lender that:

SECTION 3.01. Organization; Powers.  The Borrower and each of its consolidated Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective formation or organization, have all requisite power and authority and all Licenses to carry on their respective businesses as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within the organizational power and authority of the Borrower and each other Obligor and have been duly authorized by all necessary corporate, limited liability company, partnership or other organizational action (and, if required, stockholder, member, manager, or partner action),on the part of the Borrower and each other Obligor. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each other Obligor, as applicable, and constitute legal, valid and binding obligations of the Borrower and each other Obligor, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (b) do not and will not violate any applicable Law or the Organizational Documents of the Borrower or any other Obligor or any order of any Governmental Authority, (c) do not and will not violate or result in a default under any Contractual Obligation binding upon the Borrower or any of its consolidated Subsidiaries or any Obligor, or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its consolidated Subsidiaries or any Obligor, and (d) except for the Liens created by the Loan Documents, do not and will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its consolidated Subsidiaries or any Obligor.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009, reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2010, certified by the Borrower’s chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since the date of the financial statements most recently provided to the Administrative Agent pursuant to Section 5.01(a), there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its consolidated Subsidiaries, taken as a whole.

(c) All financial statements required to be delivered to the Administrative Agent in accordance with this Agreement are or will be delivered (as applicable) true and correct, have been or will be (as applicable) prepared in accordance with GAAP (except for year-end adjustments and the absence of financial statement footnotes required by GAAP) and fairly and accurately present or will fairly and accurately present (as applicable) the financial position of the Borrower and its consolidated Subsidiaries as of such dates and the results of their operations for the respective periods indicated therein.

SECTION 3.05. Properties.  The Borrower and each of its consolidated Subsidiaries have good and indefeasible title to, or valid leasehold interests in, all of the real and personal Property material to their respective businesses, except for minor defects in title that do not interfere with their ability to conduct their businesses as currently conducted or to utilize such Properties for their intended purposes.

SECTION 3.06. Litigation.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its consolidated Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any of the other Loan Documents, any Collateral, or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of any Disclosed Matter that, individually or in the aggregate, has resulted in or materially increased the likelihood of a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.  The Borrower and each of its consolidated Subsidiaries is in compliance with all Laws, regulations and orders of any Governmental Authority applicable to it or its Property and all Contractual Obligations binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status.  Neither the Borrower nor any of its consolidated Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  The Borrower and each of its consolidated Subsidiaries have timely (taking into account any and all extensions) filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such consolidated Subsidiary, as applicable, has set aside on its books adequate reserves, or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any consolidated Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 3.10. Environmental Matters.

(a) Except for instances of noncompliance with or exceptions to any of the following representations and warranties that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Borrower and its consolidated Subsidiaries, and all of their respective Properties and operations, are in compliance with all applicable Environmental Laws;

(ii) neither the Borrower nor any consolidated Subsidiary has received written notice of any past, present or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance by such Person with all applicable Environmental Laws;

(iii) the Borrower and its consolidated Subsidiaries have obtained all Licenses that are required under applicable Environmental Laws, all such Licenses are in good standing, and all such Persons are in compliance with all of the terms and conditions thereof;

(iv) no Hazardous Materials exist on, about or within, or have been or are being used, generated, stored, transported, disposed of on, or Released from, any of the Properties of the Borrower or any consolidated Subsidiary except in compliance with applicable Environmental Laws;

(v) the use which the Borrower and its consolidated Subsidiaries make and intend to make of their respective Properties will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in or from any of their currently owned Properties except in compliance with applicable Environmental Laws;

(vi) there are no conditions or circumstances associated with the currently owned or leased Properties or operations of the Borrower or any consolidated Subsidiary that could be expected to give rise to any Environmental Liabilities or claims resulting in any Environmental Liabilities;

(vii) neither the Borrower nor any consolidated Subsidiary, and none of their respective currently or previously owned or leased Properties or operations, is subject to any outstanding or, to the knowledge of the Borrower or any consolidated Subsidiary, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (A) any failure to comply with Environmental Laws, (B) any Remedial Action, or (C) any Environmental Liabilities;

(viii) neither the Borrower nor any consolidated Subsidiary is subject to, or has received written notice of any claim from any Person alleging that it is or will be subject to, any Environmental Liabilities;

(ix) none of the Properties of the Borrower or any of its consolidated Subsidiaries is a treatment facility (except for the recycling of Hazardous Materials generated on-site and the treatment of liquid wastes subject to the Clean Water Act or other applicable Environmental Law for temporary storage of Hazardous Materials generated on-site prior to their disposal off-site) or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., regulations thereunder or any comparable provision of state law;

(x) the Borrower and its consolidated Subsidiaries are in compliance with all applicable financial responsibility requirements of all Environmental Laws; and

(xi) neither the Borrower nor any of its consolidated Subsidiaries has failed to file any notice required under any applicable Environmental Law reporting a Release.

(b) No Lien arising under any Environmental Law that could have, individually or in the aggregate, a Material Adverse Effect has attached to any Property or revenue of the Borrower or any of its consolidated Subsidiaries.

SECTION 3.11. Operation of Business; Licenses.  The Borrower and its consolidated Subsidiaries (a) possess all material Licenses necessary or appropriate to conduct their respective businesses substantially as now conducted and as proposed to be conducted and for the ownership or use of any of their respective Properties, and (b) have complied with all initial and on-going conditions to the issuance and use of all Licenses, except, in each case, where failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its consolidated Subsidiaries is in violation of any such material License which could be expected to result in any termination or cessation thereof.  All such Licenses are in full force and effect, and all provisions of such Licenses have been complied with in all material respects.  To the knowledge of the Borrower, as of the date of this Agreement, no such License is subject to any pending or threatened revocation or termination proceeding or action.

SECTION 3.12. Intellectual Property.  The Borrower and its consolidated Subsidiaries own or possess (or are licensed or have the full right to use) all Intellectual Property which is necessary or appropriate for the operation of their respective businesses as now conducted and proposed to be conducted, without any known conflict with the rights of others, except where failure to own or possess such Intellectual Property could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not materially alter or impair, individually or in the aggregate, any such rights of the Borrower or any consolidated Subsidiary. No product or service of the Borrower or any Subsidiary infringes upon the Intellectual Property of any other Person, and no claim or litigation is, to the knowledge of the Borrower or any consolidated Subsidiary, pending or threatened against the Borrower or any consolidated Subsidiary contesting the right of the Borrower or any consolidated Subsidiary to sell or otherwise use any product or material or service, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Margin Securities. Neither the Borrower nor any consolidated Subsidiary is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board) or of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Loan, and no Letter of Credit, will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Margin stock does not constitute more than 25% of the assets of the Borrower or any consolidated Subsidiary.

SECTION 3.14. ERISA.  Neither the Borrower nor any consolidated Subsidiary nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Plan other than the Plans identified on Schedule 3.14. Each Plan of the Borrower or any consolidated Subsidiary is in compliance in all material respects with all applicable provisions of ERISA and the Code. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any consolidated Subsidiary nor any ERISA Affiliate has completely or partially withdrawn from the Multiemployer Plan. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 3.15. Subsidiaries; Capitalization.  Schedule 3.15 contains complete and accurate information as of the date of this Agreement regarding (a) the identities of each of the Subsidiaries of the Borrower, (b) the number of issued and outstanding shares of each class of capital stock, or other Equity Interest, issued by each of the Borrower’s Subsidiaries and the identities of, and number and percentage thereof held by, the owner(s) (both of record and beneficially) of such Equity Interests, (c) the jurisdiction of incorporation or other organization of each such Subsidiary, and (d) whether such Subsidiary is a Material Subsidiary. All outstanding Equity Interests of each Subsidiary have been duly and validly issued and are fully paid and nonassessable. All such Equity Interests are owned by the Borrower or another Subsidiary free and clear of any Lien. Each Subsidiary identified in Schedule 3.15 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

SECTION 3.16. Labor Disputes and Acts of God.  Neither the business nor the Properties of the Borrower or any consolidated Subsidiary is affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) that, individually or in the aggregate,  is having or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Outstanding Securities.  All outstanding securities (as defined in the Securities Act of 1933, as amended, or any successor thereto, and the rules and regulations of the Securities and Exchange Commission thereunder) of the Borrower and each of its Subsidiaries have been offered, issued, sold, and delivered in compliance with all applicable Governmental Requirements.

SECTION 3.18. Solvency.   The Borrower is Solvent, both before and after giving effect to the Transactions.  Each Obligor is Solvent, both before and after giving effect to the Transactions.

SECTION 3.19. Principal Place of Business.  The location of the Borrower’s chief executive office and principal place of business and where it keeps its books and records is located at the address of the Borrower set forth herein as the address for notices for the Borrower.

SECTION 3.20. Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that were reasonable at the time.

SECTION 3.21. OFAC.  Neither the making of the Loans, the issuance of any Letter of Credit, nor the use of proceeds of any Loan or Letter of Credit will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto. None of the Borrower, any Subsidiary or any Affiliate of the Borrower is (a) a Person described or designated in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or in the Executive Order or (b)(i) an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person. Neither the Borrower, any Subsidiary nor any Affiliate of the Borrower engages in any dealings or transactions with any such country or Person. No proceeds from any credit extension made pursuant to this Agreement will be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country or Person.

SECTION 3.22. Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article 3 and all statements contained in any certificate, financial statement (other than projections), or other instrument, delivered by the Borrower or any other Obligor pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such representation, warranty, or statement made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made or deemed to be made under this Agreement shall survive and not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Administrative Agent or any Lender, or any borrowing hereunder.

ARTICLE 4

Conditions Precedent

SECTION 4.01. Effective Date.  This Agreement, and the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received the Notes, executed by the Borrower and payable to the order of each Lender in an original face amount equal to the initial Commitment of such Lender, and from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received from each party to any other Loan Document a counterpart of that Loan Document signed on behalf of such party.

(c) The Administrative Agent shall have received a Guaranty Agreement executed by each Material Domestic Subsidiary in existence on the Effective Date.

(d) The Administrative Agent shall have received a Pledge Agreement executed by each owner of any Equity Interest in any Material Domestic Subsidiary in existence on the Effective Date.

(e) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of  Andrews Kurth LLP, counsel for the Borrower, in form and substance satisfactory to the Administrative Agent and its counsel and covering such matters relating to the Borrower, the other Obligors, this Agreement, the other Loan Documents, or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(f) The Administrative Agent shall have received such documents, resolutions, and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower and each other Obligor, the authorization of the Transactions by the Borrower and each other Obligor, and any other legal matters relating to the Borrower or any other Obligor, this Agreement, the other Loan Documents, or the Transactions, all in form and substance satisfactory to the Administrative Agent.

(g) The Borrower shall have delivered to the Administrative Agent a certificate in respect of the name and signature of each officer of the Borrower and of any other Obligor who (i) is authorized to sign on its behalf this Agreement and the other Loan Documents to which the Borrower or such Obligor is a party, and (ii) will, until replaced by another officer or officers duly authorized for that purpose, act as the representative of the Borrower or such Obligor for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents. The Lenders, the Issuing Bank and the Administrative Agent may conclusively rely on such certificates until they receive notice in writing from the Borrower to the contrary.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, Chairman, President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b), (c) and (d) of Section 4.02.

(i) The Lenders and the Administrative Agent and its Affiliates shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(j) No Law shall prohibit the execution or delivery of any Loan Document or the performance or consummation of any of the Transactions, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the execution or delivery of any Loan Document or the performance or consummation of any of the Transactions or otherwise have a Material Adverse Effect.

(k) All approvals and consents of any Governmental Authority or any other third person necessary in connection with the execution, delivery and performance of this Agreement and the other Loan Documents, the performance by the Borrower of its obligations hereunder or thereunder, or the continuing operations of the Borrower and its Subsidiaries shall have been obtained and shall be in full force and effect.

(l) The Lenders shall have received unaudited consolidated financial statements of the Borrower for the fiscal quarter ended September 30, 2010.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date and when all of the foregoing conditions are satisfied, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m. Houston, Texas, time, on December 31, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

On the Effective Date, the Existing Credit Agreement shall be automatically amended and restated in its entirety to read as set forth in this Agreement. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Existing Credit Agreement.

SECTION 4.02. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a Borrowing Request for such Loan, or a written request to issue, amend, renew or extent such Letter of Credit, and any applicable Letter of Credit Agreement.

(b) Since December 31, 2009, there shall not have occurred any event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The representations and warranties of the Borrower set forth in this Agreement and of each other Obligor in any other Loan Document shall be true and correct on and as of the date of, and after giving effect to, such Borrowing and such issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties relate solely to an earlier date (in which case they shall have been true and correct as of such earlier date).

(d) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(e) No Law shall prohibit the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, and no litigation or other proceeding shall be pending or threatened which would, enjoin, prohibit, restrain, or otherwise adversely affect in any material manner the making of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit.

Each delivery to the Administrative Agent of a Borrowing Request or a request for the issuance, amendment, renewal or extension of a Letter of Credit shall constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b, (c) and (d) of this Section.

ARTICLE 5

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees and other Obligations in connection herewith shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a) as soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders equity and cash flows as of the end of and for such year, including all notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial  Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) if the Borrower or the Administrative Agent shall have requested pursuant to Section 1.03 an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or in the operation of such provision, the financial statements required by Sections 5.01(a) and (b), in each case prepared in accordance with GAAP as in effect and applied immediately before such change in GAAP shall have become effective;

(d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) providing all necessary information regarding, and setting forth reasonably detailed calculations demonstrating compliance with Sections 5.13, 6.14, 6.15 and 6.16, (iii) setting forth the identity of each Material Subsidiary as of such date, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) when and if applicable, an attestation report of such independent certified public accountants as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing no concern that would result in such firm’s inability to issue an audit opinion without qualification, modification or exception.

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any consolidated Subsidiary or any officer of the Borrower or any consolidated Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(g) no sooner than thirty (30) days prior to the beginning of each fiscal year and no later than the final day of each fiscal year, annual forecasts prepared by the Borrower during such time period (to include forecasted consolidated balance sheets, statements of income, and expenses) for the Borrower and its consolidated Subsidiaries as at the end of and for each month of such succeeding fiscal year and consolidated statements of cash flow for the Borrower and its consolidated Subsidiaries as at the end of and for each month of such succeeding fiscal year;

(h) promptly after the furnishing thereof, a copy of any financial or other material statement or report furnished by the Borrower or any consolidated Subsidiary to any other party pursuant to the terms of any indenture, loan, stock purchase, or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent and the Lenders pursuant to any other clause of this Section 5.01;

(i) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for any Funded Debt of the Borrower, written notice of such rating change;

(j) promptly after the formation or acquisition of any Subsidiary, notice of such formation or acquisition, stating with respect to each such Subsidiary whether it is a Material Subsidiary, its name and jurisdiction of organization and the percentage thereof owned by the Borrower and the other Subsidiaries;

(k) upon request of the Administrative Agent or any Lender, copies of management letters or similar correspondence, if any, received from the Borrower’s auditors in connection with its annual audit;

(l) promptly after the same become effective, copies of any amendments to the Organizational Documents of the Borrower or any other Obligor;

(m) within ten (10) Business Days after the execution of any instrument creating or governing a debt obligation of the Borrower or any other Obligor, a copy thereof; and

(n) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Obligor, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent, the Issuing Bank or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events.  Within five (5) Business Days after any executive officer of the Borrower has knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Obligor, or any Affiliate of the Borrower or any Obligor that, individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Borrower and its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000, accompanied by a certificate of a Financial Officer setting forth the details as to such occurrence and the action, if any, which the Borrower is required or proposes to take with respect thereto; and

(d) any other development that has resulted in, or that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  The Borrower will, and will cause each of its consolidated Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Licenses, permits, Intellectual Property, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations.  The Borrower will, and will cause each of its consolidated Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such consolidated Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its consolidated Subsidiaries to, comply with all of their respective Contractual Obligations, except for instances of noncompliance that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties.  The Borrower will, and will cause each of its consolidated Subsidiaries to,  keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and make all replacements and additions to its Property material to its business as may be reasonably necessary to conduct its business in the manner heretofore conducted.

SECTION 5.06. Insurance.  The Borrower will, and will cause each of its consolidated Subsidiaries to, keep insured by financially sound and reputable insurers all Property of a character usually insured by responsible entities engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such entities and carry such other insurance as is usually carried by such entities (which may, to the extent such entities are self-insured against certain risks, include self-insurance); provided, however, that in any event the Borrower and its consolidated Subsidiaries will maintain (subject to the preceding self-insurance provisions):

(i) Property Insurance.  Insurance against loss or damage covering substantially all of the tangible real and personal Property of such Person by reason of any Peril (as defined below) in such amounts as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy, but in any event in such amounts as are reasonably available as determined by the Borrower’s independent insurance broker.

(ii) Automobile Liability Insurance for Bodily Injury and Property Damage.  Insurance in respect of all vehicles (whether owned, hired or rented by such Person) at any time located at, or used in connection with, its Properties or operations against liabilities for bodily injury and Property damage in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

(iii) Comprehensive General Liability Insurance.  Insurance against claims for bodily injury, death, or Property damage occurring on, in or about the real property of such Person, in such amounts as are then customary for Property similar in use in the jurisdictions where such Properties are located.

(iv) Workers’ Compensation Insurance.  Workers’ compensation insurance (including employers’ liability insurance) to the extent required by applicable law, which may be self-insurance to the extent permitted by applicable law.

All insurance shall be written by financially responsible companies selected by the Borrower and its Subsidiaries reasonably acceptable to the Administrative Agent.  For purposes hereof, the term “Peril” shall mean, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles, and smoke, and other perils covered by the “all-risk” endorsement then in use in the jurisdictions where the Properties of the Borrower and its Subsidiaries, as the case may be, are located.

SECTION 5.07. Books and Records; Inspection Rights.  The Borrower will, and will cause each of its consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its consolidated Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, (i) to visit and inspect its properties, (ii) to examine and make extracts from its books and records, and (iii) to discuss its affairs, finances and condition with its officers and independent accountants, in each case at such reasonable times and as often as reasonably requested.

SECTION 5.08. Compliance with Laws.  The Borrower will, and will cause each of its consolidated Subsidiaries to, comply with all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Further Assurances. The Borrower will execute and deliver, and will cause each of its consolidated Subsidiaries to execute and deliver, such further agreements, documents, and instruments and take such further actions as may be requested by the Administrative Agent to carry out the terms and provisions and purposes of this Agreement and the other Loan Documents and to evidence the Obligations.  Without limiting the generality of the foregoing, the Borrower will take all necessary actions to and otherwise ensure that, at all times, the Obligations will rank at least pari passu in respect of priority of treatment with all other present and future Indebtedness of the Borrower (excluding rights of secured parties with respect to Permitted Liens).

SECTION 5.10. ERISA.  The Borrower will, and will cause each of its consolidated Subsidiaries and each ERISA Affiliate to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any liability thereunder.

SECTION 5.11. Delivery of Certain Amendments and Funded Debt Documents.  The Borrower will, and will cause each of its consolidated Subsidiaries to, promptly deliver to the Administrative Agent any amendment, modification, or supplement to (a) the certificate or articles of incorporation, articles of organization, bylaws, regulations, or other Organizational Documents of the Borrower or any such Subsidiary, and (b) any agreement, document, or instrument entered into by the Borrower or any such Subsidiary in connection with any Funded Debt. The Borrower will, and will cause each of its consolidated Subsidiaries to, deliver to the Administrative Agent, promptly after any agreement, document, or instrument entered into by the Borrower or any such Subsidiary evidencing any Funded Debt comes into existence, a true and correct copy of each such agreement, document, or instrument.

SECTION 5.12. Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of the Loans only to refinance existing indebtedness and finance the ongoing working capital and general corporate requirements of the Borrower and its consolidated Subsidiaries, including the issuance of Letters of Credit, and not for any purpose that would violate any Law.  No part of the proceeds of any Loan (and no Letter of Credit) will be used, whether directly or indirectly, to purchase or carry any margin stock (as such term is used in Regulation U of the Board), to repay or otherwise refinance indebtedness of the Borrower or any Subsidiary incurred to purchase or carry any margin stock, to extend credit for the purpose of purchasing or carrying any margin stock, or for any other purpose which would make any extension of credit in connection with this Agreement a “purpose credit” within the meaning of Regulation U of the Board, or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. All Loans and Letters of Credit will be used for business, commercial, investment, agricultural or other similar purposes and not for personal, family or household use.

SECTION 5.13. Security and Guaranties.

(a) Agreement to Deliver Guaranties.  Within thirty (30) days after the  creation or any acquisition by the Borrower or any of its Subsidiaries of any Material Domestic Subsidiary, or after an existing Subsidiary becomes a Material Domestic Subsidiary, the Borrower shall cause such Material Domestic Subsidiary to deliver to the Administrative Agent on behalf of the Lenders a Guaranty Agreement, duly authorized and executed by such Material Domestic Subsidiary, to the end that all Material Domestic Subsidiaries shall at all times (to the extent set forth in each such Guaranty Agreement) guarantee the Obligations. In connection therewith, the Borrower shall deliver, and shall cause each such Material Domestic Subsidiary to deliver, to the Administrative Agent with respect to each such Material Domestic Subsidiary all of the materials described in subsections (f) and (g) of Section 4.01 and all other agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) in connection with such Guaranty Agreement.

(b) Agreement to Deliver Security Documents.  Within thirty (30) Business Days after the creation or any acquisition by the Borrower or any of its Subsidiaries of a Material Subsidiary, or after an existing Subsidiary becomes a Material Subsidiary, the Borrower shall deliver, and cause the owner or owners of all of the Equity Interests (or, in the case of a Material Subsidiary that is a Foreign Subsidiary, the owner or owners of not less than 65% of the Equity Interests) in such Material Subsidiary to deliver, a Pledge Agreement, duly authorized and executed by the Borrower and each such other owner or owners, together with any certificates evidencing such Equity Interests, and all necessary consents and approvals, to the end that all of the Equity Interests and related Property (or, in the case of a Material Foreign Subsidiary, not less than 65% of the Equity Interests and related Property) in all Material Subsidiaries shall at all times secure the Obligations. In connection therewith, the Borrower shall deliver, and shall cause each such owner or owners and each such Material Subsidiary to deliver, to the Administrative Agent with respect to such Material Subsidiary all of the materials described in clauses (f) and (g) of Section 4.01 and all other such agreements, documents, instruments and other writings as may be necessary or desirable (in the opinion of the Administrative Agent) to create and perfect a valid first Lien on, pledge of and security interest in all such Equity Interests and related property.

(c) Perfection and Protection of Security Interests and Liens.  In addition and not by way of limitation of the foregoing, the Borrower will from time to time deliver, and cause each Obligor to deliver, to the Administrative Agent any and all financing statements, continuation statements, extension agreements, certificates, and other documents, properly completed (and executed and acknowledged when required) by the appropriate Person, in form and substance satisfactory to the Administrative Agent, which the Administrative Agent may in its discretion requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in any Collateral at any time securing any Obligations. In addition to the foregoing, the Borrower hereby authorizes, and shall cause each Obligor to authorize, the Administrative Agent to file in the appropriate filing office pursuant to applicable Law such financing statements, assignments and continuation statements as the Administrative Agent shall deem necessary or desirable for the purpose of perfecting, confirming, or protecting any Liens or other rights in the Collateral without the signature of the Borrower or any other Obligor.

(d) It is agreed and understood that the agreement of the Borrower under this Section 5.13 to cause each Material Domestic Subsidiary to execute and deliver a Guaranty Agreement and to cause the Equity Interest of each Material Subsidiary to be pledged as security for the Obligations (to the extent herein set forth) is a condition precedent to the making of the Loans and the issuance of Letters of Credit pursuant to this Agreement, and that the entry into this Agreement by the Lenders constitutes good and adequate consideration therefor.

SECTION 5.14. Certain Changes.  The Borrower will, and will cause each of its Subsidiaries to, notify the Administrative Agent no later than the date on which the Borrower or any consolidated Subsidiary changes its jurisdiction of formation or organization, its name, the location of its chief executive office or principal place of business, or the place where it keeps its books and records.  The Borrower will notify the Administrative Agent no later than the date on which the Borrower or any of its consolidated Subsidiaries creates or acquires any Subsidiary.

ARTICLE 6

Negative Covenants

Until the Commitments shall have expired or terminated, the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 6.01. Indebtedness.  The Borrower will not, and will not permit any consolidated Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that neither increase the outstanding principal amount thereof nor shorten the maturity of any principal of such Indebtedness and the terms and provisions of which are not materially more onerous to the Borrower or such consolidated Subsidiary than the terms and conditions of such Indebtedness on the date of this Agreement;

(c) Indebtedness of the Borrower to any consolidated Subsidiary and of any consolidated Subsidiary to the Borrower or any other consolidated Subsidiary;

(d) Guarantees by the Borrower of Indebtedness of any consolidated Subsidiary and by any consolidated Subsidiary of Indebtedness of the Borrower or any other consolidated Subsidiary;

(e) Indebtedness of the Borrower or any consolidated Subsidiary as an account party in respect of trade letters of credit;

(f) Indebtedness of the Borrower or any consolidated Subsidiary in respect of equipment leases on office equipment and other similar Property in an aggregate principal amount not exceeding $2,000,000 at any time outstanding;

(g) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(h) vehicle and equipment  leases in the ordinary course of business not to exceed $20,000,000 at any one time outstanding.

SECTION 6.02. Liens.  The Borrower will not, and will not permit any consolidated Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any Property or asset of the Borrower or any such consolidated Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property of the Borrower or any consolidated Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(c) Liens securing Indebtedness permitted under Section 6.01(f) above.

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any consolidated Subsidiary to, directly or indirectly, in any single transaction or series of transactions,

(i) merge into or consolidate with any other Person,

(ii) permit any other Person to merge into or consolidate with it,

(iii) sell, lease, transfer or otherwise Dispose of (in one transaction or in a series of transactions) any substantial part of its assets or any Equity Interest in any Subsidiary (in each case, whether now owned or hereafter acquired), or any voting rights with respect to any Subsidiary, or permit any  Subsidiary to issue any additional Equity Interests to any Person other than the Borrower, or

(iv) liquidate or dissolve,

provided, however, that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result therefrom, (x) any consolidated Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, and (y) any consolidated Subsidiary may sell, transfer, lease or otherwise Dispose of its assets to the Borrower.  Promptly upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent in connection with any change permitted by this Section a written confirmation by the Borrower that such change, both individually and in the aggregate with all other such changes since the date of this Agreement, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will not, and will not permit any of its consolidated Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its consolidated Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its consolidated Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of such Person prior to such merger) any Investment except:

(a) Permitted Investments;

(b) Investments existing on the date of this Agreement and listed on Schedule 6.04;

(c) Investments by the Borrower or its consolidated Subsidiaries in Subsidiaries existing on the date of this Agreement;

(d) loans or advances made by the Borrower to any consolidated Subsidiary or made by any consolidated Subsidiary to the Borrower or any other consolidated Subsidiary;

(e) Guarantees constituting Indebtedness permitted by Section 6.01; and

(f) Investments by the Borrower and its consolidated Subsidiaries in Persons acquired after the Effective Date by the Borrower and its consolidated Subsidiaries, or any of them, not to exceed $50,000,000 at any time outstanding.

SECTION 6.05. Swap Agreements.  The Borrower will not, and will not permit any of its consolidated Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or such Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any consolidated Subsidiary.

SECTION 6.06. Restricted Payments.  The Borrower will not, and will not permit any of its consolidated Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and pay dividends on, or make other Restricted Payments in respect of, any or all of its Equity Interests or classes of capital stock on a non-cumulative basis in an aggregate amount not to exceed, in any fiscal quarter, the greater of (i) $4,000,000 or (ii) an amount equal to fifty percent (50%) of the result obtained by dividing (x) the Borrower’s Consolidated Net Income for the four fiscal quarters then most recently ended for which financial results are available by (y) four;

(b) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(c) consolidated Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests; and

(d) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its consolidated Subsidiaries.

SECTION 6.07. Dispositions.  The Borrower will not, and will not permit any of its consolidated Subsidiaries to, make any Disposition or  enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn-out Property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of Property by any consolidated Subsidiary to the Borrower, or Dispositions of Property (other than Collateral) by any consolidated Subsidiary to another consolidated Subsidiary; and

(d) Dispositions permitted by Section 6.03;

provided, that any Disposition pursuant to clause (a), (b) or (d) shall be for fair market value.

SECTION 6.08. Transactions with Affiliates.  The Borrower will not, and will not permit any of its consolidated Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any services or any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions not otherwise prohibited or restricted by this Agreement or the other Loan Documents between or among the Borrower and its Wholly-Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.

SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its consolidated Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any such Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (b) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other Equity Interests or to make or repay loans or advances to the Borrower or any other consolidated Subsidiary or to Guarantee Indebtedness of the Borrower or any other consolidated Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10. Limitation on Dispositions of Equity Interests.  The Borrower will not permit any consolidated Subsidiary at any time to issue, sell, assign, or otherwise Dispose of (a) any of its Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its Equity Interests, or (c) any option, warrant, or other right to acquire any of its Equity Interests, in each case to any Person other than the Borrower or another consolidated Subsidiary.

SECTION 6.11. Environmental Protection.  The Borrower will not, nor will it permit any consolidated Subsidiary to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law, or (d) otherwise conduct any activity or use any of its Properties in any manner, that violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which any Related Party would be responsible, except for circumstances or events described in clauses (a) through (d) preceding that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.12. ERISA. The Borrower will not, nor, to the extent it is able, under applicable law, will it permit any consolidated Subsidiary to, allow, or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan to exist or to be created.

SECTION 6.13. Government Regulation. The Borrower will not: (i) be or become subject at any time to any applicable law or list of any government agency (including, without limitation, OFAC) that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (ii) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by any Lender or the Issuing Bank at any time to enable such Lender or the Issuing Bank to verify its identity or to comply with applicable law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

SECTION 6.14. Minimum Consolidated Net Worth.  The Borrower will not permit its Consolidated Net Worth at the end of any fiscal quarter to be less than the sum of (a) $390,000,000 plus (b) 50% of consolidated net income (if positive, with no deduction for losses) for each fiscal quarter ending after December 31, 2009.

SECTION 6.15. Maximum Leverage Ratio. The Borrower will not permit its Leverage Ratio (a) at the end of the fiscal quarter ending December 31, 2010, to be greater than 2.50 to 1.00; (b) at the end of any fiscal quarter ending after December 31, 2010, to be greater than 2.00 to 1.00.

SECTION 6.16. Current Ratio. The Borrower will not permit its Current Ratio (a) at the end of any fiscal quarter ending on or before December 31, 2011, to be less than 1.50 to 1.00; (b) at the end of any fiscal quarter ending after December 31, 2011 through and including the fiscal quarter ending December 31, 2012, to be less than 1.75 to 1.00; and (c) at the end of any fiscal quarter ending after December 31, 2012, to be less than 2.00 to 1.00.

SECTION 6.17. Calculation of Covenants.  For purposes of the calculation of financial covenants set forth in this Article 6, the Administrative Agent may rely upon the figures set forth in the consolidated financial statements of the Borrower most recently delivered pursuant to this Agreement, even where this Agreement may refer to a period ended on, or most recently prior to, a specified date of determination.

SECTION 6.18. Issuance of Equity.  Neither the Borrower nor any of its Subsidiaries shall issue any Equity Interest that provides for either required cash payments on or mandatory redemption of such Equity Interest.

SECTION 6.19. Change in Documents. The Borrower shall not, and shall not permit any Obligor or of Borrower’s consolidated its Subsidiaries to, amend or otherwise modify their respective Organizational Documents except for immaterial changes not adversely affecting the Administrative Agent, the Issuing Bank or any Lender.

ARTICLE 7

Events of Default

SECTION 7.01. Events of Default.  Any of the following events, conditions or circumstances shall constitute an Event of Default hereunder:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement, or any fee or other Obligation, or any other Obligor shall fail to pay any amount under any Loan Document to which it is a party or any other Obligation owing by it (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document at any time furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect, false or misleading in any material respect when made or deemed made. except to the extent such representation or warranty expressly relates solely to an earlier date; or

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.12 or in Article 6; or

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(f) the Borrower or any consolidated Subsidiary or any Obligor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; or

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any consolidated Subsidiary or any Obligor or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any consolidated Subsidiary or any Obligor or for a substantial part of the assets of the Borrower or any consolidated Subsidiary or any Obligor, and, in any such case, the Borrower or such consolidated Subsidiary or such Obligor shall indicate approval thereof, consent thereto or acquiescence therein, or such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) the Borrower or any consolidated Subsidiary or any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any consolidated Subsidiary or any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(j) the Borrower or any consolidated Subsidiary or any Obligor shall cease to be Solvent, or shall become unable to pay, shall admit in writing its inability to pay, or shall fail generally to pay, its debts as they become due; or

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered by a court against the Borrower, any consolidated Subsidiary, any Obligor, or any combination thereof, and the same shall remain undischarged for a consecutive days after the date of entry thereof during which execution shall not be effectively stayed; or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any such Subsidiary or any Obligor to enforce any such judgment; or

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred since the Effective Date, could reasonably be expected to result in liability of the Borrower or any of its consolidated Subsidiaries in an aggregate amount exceeding $3,000,000; or

(m) the sale, transfer, conveyance, encumbrance, abandonment, condemnation, partition or change in ownership (except as otherwise expressly permitted by the relevant Security Documents) of any of the Collateral at any time existing, or the making of any levy, seizure, garnishment, sequestration or attachment of or on any Collateral at any time existing; or

(n) any order shall be entered in any proceeding against the Borrower or any consolidated Subsidiary or any Obligor decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for longer than the appeal time provided by applicable law; or

(o) the Borrower or any other Obligor shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any Loan Document; or

(p) the Borrower or any consolidated Subsidiary or any Obligor shall be in violation of any Environmental Law, or any property of any such Person shall be subject to any one or more remediation obligations or Environmental Liabilities, which causes the Borrower or any consolidated Subsidiary or any Obligor or any combination thereof to incur Environmental Liabilities, individually or in the aggregate, in excess of $3,000,000; or

(q) the Borrower or any consolidated Subsidiary or any Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while not Solvent, shall have suffered or permitted any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within the appeal time provided by applicable law; or

(r) any event of default described in any Pledge Agreement, any Guaranty Agreement, or any other Loan Document shall occur, or any material provision of any Pledge Agreement, any Guaranty Agreement, or any other Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Obligor that is an obligor thereunder; or

(s) a Change in Control shall occur.

If an Event of Default occurs, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions, at the same or different times: (i) by notice to the Borrower, terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) without notice to the Borrower or any other Obligor, including but not limited to notice of intention to accelerate and notice of acceleration, both of which are hereby expressly WAIVED by the Borrower, declare the Loans and all other Obligations then outstanding to be due and payable in whole or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable, and thereupon all Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby WAIVED by the Borrower; (iii) by notice to the Borrower, require the Borrower to comply with Section 2.4(k) with respect to all outstanding Letters of Credit, (iv) without notice to the Borrower or any other Obligor, exercise any and all powers, rights and remedies available at law or provided in this Agreement, the other Loan Documents or any other document executed pursuant hereto or in connection herewith, including the enforcement of its rights either by suit in equity or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or in any other Loan Document, and (v) without notice of any kind to the Borrower or any other Obligor, set off, in any order, against the Obligations any debt owing by any Lender to the Borrower or any other Obligor (whether such debt is owed individually or jointly), including but not limited to any deposit account; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and all Obligations then outstanding shall automatically become due and payable, without presentment, demand, protest or other notice of any kind,  including but not limited to notice of intent to accelerate and notice of acceleration, all of which are hereby expressly WAIVED by the Borrower.

SECTION 7.02. Collateral Account.  The Borrower hereby agrees that (i) upon the payment in full of the Loans and the termination of the Commitments, or (ii) if any Event of Default shall occur and be continuing, or (iii) upon the termination of the Availability Period whether or not an Event of Default shall have occurred, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans shall have been accelerated, Lenders with LC Exposures representing not less than 25% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders and the Issuing Bank, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.04(k). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for the purposes expressly provided in this Section 7.02, over such account. Other than any interest earned on the investment of such deposits, such investments shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements and fees for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing not less than 51% of the total LC Exposure), be applied to satisfy the payment of other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived, free of any Lien or other interest in favor of the Administrative Agent, any Lender or the Issuing Bank. The rights of the Administrative Agent and the Lenders under this Section 7.02 may be exercised from time to time and at all such times as the conditions precedent thereto may exist.

SECTION 7.03. Remedies Cumulative.  No remedy, right or power conferred upon the Lenders is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at Law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

SECTION 7.04. Performance by the Administrative Agent, Etc.  If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Administrative Agent may (but shall not be obligated to) perform or attempt to perform, or may (but shall not be obligated to) cause any Lender (with the consent of such Lender) to perform or attempt to perform, such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent or the Lenders in connection with such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower or any other Person under this Agreement or any of the other Loan Documents.

ARTICLE 8

The Administrative Agent

SECTION 8.01. Authorization and Action.  Each of the Lenders and the Issuing Bank hereby appoints and authorizes the Administrative Agent to take such action in such capacity on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the promissory notes or of amounts owing under the other Loan Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but such Person shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and any other holders of promissory notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Administrative Agent is hereby expressly authorized on behalf of the other Lenders:

(a) to receive on behalf of each of the other Lenders any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder paid to the Administrative Agent, and promptly to distribute to each other Lender its proper share of all payments so received;

(b) to give notice within a reasonable time on behalf of each other Lender to the Borrower of any Default of which the Administrative Agent has actual knowledge as provided in Section 8.08;

(c) to distribute to the other Lenders copies of all notices, agreements and other material as provided for in this Agreement as received by the Administrative Agent; and

(d) to distribute to the Borrower any and all requests, demands and approvals received by the Administrative Agent from any other Lender. Nothing herein contained shall be construed to constitute the Administrative Agent or the as a trustee for any holder of the promissory notes or of a participation therein, nor to impose on the Administrative Agent any duties or obligations other than those expressly provided for in the Loan Documents.

SECTION 8.02. Reliance by Administrative Agent.  The Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for such acts or omissions of such Person constituting gross negligence or willful misconduct on the part of such Person (IT BEING THE EXPRESS INTENTION OF THE PARTIES THAT THE ADMINISTRATIVE AGENT AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL HAVE NO LIABILITY FOR ACTIONS AND OMISSIONS HEREUNDER RESULTING THAT CONSTITUTE ORDINARY NEGLIGENCE, WHETHER SOLE OR CONTRIBUTORY) OR RESULT IN STRICT LIABILITY. Without limitation of the generality of the foregoing, the Administrative Agent: (a)  may treat the payee of any promissory note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender which is the payee of such promissory note, as assignor, and assignee, as provided in Section 9.04, and the Administrative Agent notifies such Person thereof; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Borrower or any other Person or to inspect the property (including the books and records) of the Borrower or any other Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document, any collateral provided for therein, or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties. The Administrative Agent and its directors, officers, employees or agents shall not have any responsibility to the Borrower on account of the failure or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith.

SECTION 8.03. JPMCB and Affiliates.  Without limiting the right of any other Lender to engage in any business transactions with the Borrower or any of its Affiliates, with respect to its Commitment, the Loans made by it, the promissory note issued to it, and its interest in the Loan Documents, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” and “Issuing Bank” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB or any of its Affiliates, may be engaged in, or may hereafter engage in, one or more loan, letter of credit, leasing or other financing activities not the subject of the Loan Documents (such financing activities of JPMCB being, collectively, the “Other Financings”) with the Borrower or any of its Affiliates, or may act as trustee on behalf of, or depositary for, or otherwise engage in other business transactions with the Borrower or any of its Affiliates (all Other Financings and other such business transactions of JPMCB being, collectively, the “Other Activities”) with no responsibility to account therefor to the Lenders. Without limiting the rights and remedies of the Lenders specifically set forth in the Loan Documents, no other Lender shall have any interest in (a) any Other Activities, (b) any present or future guarantee by or for the account of the Borrower not contemplated or included in the Loan Documents, (c) any present or future offset exercised by the Administrative Agent in respect of any such Other Activities, (d) any present or future property taken as security for any such Other Activities, or (e) any property now or hereafter in the possession or control of the Administrative Agent which may be or become security for the obligations of the Borrower under the Loan Documents by reason of the general description of indebtedness secured, or of property, contained in any other agreements, documents or instruments related to such Other Activities; provided, however, that if any payment in respect of such guarantees or such property or the proceeds thereof shall be applied to reduction of the obligations evidenced hereunder and by the promissory notes, then each Lender shall be entitled to share in such application according to its pro rata portion of such obligations.

SECTION 8.04. Lender Credit Decisions.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent (or its counsel, advisors or agents) or any other Lender or any of their Related Parties and based on the financial statements referred to in Section 5.01 and such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent (or its counsel, advisors or agents) or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.05. Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents, provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct. IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH PERSON. The Administrative Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agencies hereby created, or to prosecute or defend any suit in respect of this Agreement or the Loan Documents or any collateral security, unless indemnified to its satisfaction by the Lenders against loss, cost, liability, and expense. If any indemnity furnished to the Administrative Agent for any purpose is, in the opinion of the Administrative Agent insufficient or becomes impaired, the Administrative Agent may call for additional indemnity and not commence or cease to do the acts indemnified against until such additional indemnity is furnished. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 8.06. Employees of the Administrative Agent.  The Administrative Agent may execute any of its Administrative Agent duties under this Agreement, the other Loan Documents and any instrument, agreement or document executed, issued or delivered pursuant hereto or thereto or in connection herewith or therewith, by or through employees, agents and attorneys-in-fact, and shall not be answerable for the default or misconduct of any such employee, agent or attorney-in-fact selected by it with reasonable care. The Administrative Agent may, and upon the written instruction of the Required Lenders shall, enforce on behalf of the Lenders any claims which the Administrative Agent and/or the Lenders may have against any such employee, agent or attorney-in-fact, and any recovery therefrom shall be applied for the pro rata benefit of the Lenders.

SECTION 8.07. Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Bank and the Borrower and may be removed at any time with or without cause by the Required  Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with, so long as no Event of Default exists, the consent of the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement, subject to the requirement that such retiring Administrative Agent will execute such documents and take such actions as may be necessary or desirable to cause the successor Administrative Agent to be vested with all such rights, powers, privileges and duties. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. All costs and expenses incurred by the Lenders and the Issuing Bank in connection with any amendments or other documentation required by this Section 8.07 shall be paid by the Borrower pursuant to Section 9.03.

SECTION 8.08. Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default” or “notice of event of default,” as applicable. If the Administrative Agent receives such a notice from the Borrower, the Administrative Agent shall give notice thereof to the other Lenders and, if such notice is received from a Lender, the Administrative Agent shall give notice thereof to the other Lenders and the Borrower. The Administrative Agent shall be entitled to take action or refrain from taking action with respect to such Default as provided in this Article 8.

SECTION 8.09. Execution of Loan Documents.  Each of the Lenders and the Issuing Bank hereby authorizes and directs the Administrative Agent to execute and deliver each Loan Document to be executed by the Administrative Agent on or about the Effective Date pursuant to the terms of this Agreement and the other Loan Documents.

SECTION 8.10. No Other Duties, Etc.  The Co-Agents, in such capacity, shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.  Each Lender acknowledges that it has not relied, and will not rely, on any Co-Agent in deciding to enter into this Agreement.

ARTICLE 9

Miscellaneous

SECTION 9.01. Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at

Lufkin Industries, Inc.
601 S. Raguet
Lufkin, Texas 75901
Attn: Mr. Chris Boone
Telephone: 936.631.2749
Telecopy: 936.637.5565

With a copy to:

Andrews Kurth LLP
600 Travis Street
Suite 4200
Houston, Texas 77002
Attn: Mr. Tom Perich
Telephone: 713.220.4268
Telecopy: 713.220.4285

(ii) if to the Administrative Agent, to it at

JPMorgan Chase Bank, N.A.
707 Travis Street, Eighth Floor
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216..3024

with a copy to
JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603,
Attn: Hiral Patel
Telephone: 312.732.6221
Telecopy No. 312.385.7096

(iii) if to the Issuing Bank, to it at

JPMorgan Chase Bank, N.A.
707 Travis Street, Eighth Floor
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telephone: 713.216.1485
Telecopy: 713.216.3024

with a copy to

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, Illinois 60603,
Attn: Hiral Patel
Telephone: 312.732.6221
Telecopy No. 312.385.7096

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Except for notices required by Article 2, which shall be deemed given only when actually received by the Administrative Agent or the Issuing Bank, as the case may be, all such notices and communications shall, when personally delivered, delivered by courier, mailed or transmitted by telecopy, become effective (i) if personally delivered or delivered by courier, when received; (ii) if by mail, three (3) Business Days after such notice or other communication was deposited in the mail by certified mail, return receipt requested (with postage prepaid and addressed as aforesaid), or (iii) when sent by telecopy, when transmitted to the correct telecopier, with confirmation received;

(c) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default.  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between the Borrower or any other Obligor and any Lender, the Issuing Bank or the Administrative Agent shall operate as a waiver of any right of any Lender, the Issuing Bank or the Administrative Agent. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Person shall entitle any Person to any or notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall, without the written consent of each Lender adversely affected thereby, (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender affected thereby;  (iii) postpone the scheduled date of payment of the principal amount of any Loan or any reimbursement obligation with respect to an LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; (iv) release any Material Domestic Subsidiary from its Guaranty Agreement (except for Material Domestic Subsidiaries that cease to be Material Domestic Subsidiaries and Material Domestic Subsidiaries that are sold in transactions otherwise permitted hereunder, for which a release shall be provided by the Administrative Agent in accordance with Section 9.19) or limit its liability in respect of such Guaranty Agreement, or waive the requirement that any Material Domestic Subsidiary execute and deliver a Guaranty Agreement, or release any cash collateral provided pursuant to Section 2.04(k), without the consent of each Lender; (v) release any Pledged Collateral (except in accordance with Section 9.19) or waive the requirement that any Person required by this Agreement to execute and deliver a Pledge Agreement do so, without the consent of each Lender; (vi) change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with any other Loan Document, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) To the fullest extent permitted by Law, the Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including costs of investigation and defense, legal fees and amounts paid in settlement) and the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee, INCLUDING LOSSES, LIABILITIES, OBLIGATIONS, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING FROM THE SOLE, CONCURRENT, ORDINARY OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, in connection with, arising out of, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any of the other Loan Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and the other Obligors of their respective obligations hereunder and under the other Loan Documents or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned, leased  or operated by the Borrower, any of its Subsidiaries, or any Obligor, in violation of any Environmental Law, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, illegal acts or willful misconduct of such Indemnitee. Any amount to be paid under this Section by the Borrower to any Indemnitee shall be a demand obligation owing by the Borrower to the Indemnitee and shall bear interest from the date of expenditure until paid at the Default Rate. The obligations of the Borrower under this paragraph (b) shall survive the termination of this Agreement.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby WAIVES, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be due not later than five (5) Business Days after written demand therefor.

(f) Without prejudice to the survival of any other agreement of the Borrower in the Loan Documents, the agreements and obligations of the Borrower and the Lenders contained in this Section shall survive the payment in full of the Loans and all other amounts payable under this Agreement, the expiration of all Letters of Credit, and the termination of this Agreement.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement or in any other Loan Document, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Indemnitees and Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the other Loan Documents with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably conditioned, delayed or withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default has occurred and is continuing, any other assignee;

(B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall be a Foreign Lender, shall execute and deliver to the Administrative Agent and the Borrower the forms required by Section 2.16(e); and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” means, with respect to any Lender, a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and that is administered or  managed by (i) such Lender, (ii) an Affiliate of such Lender, or (iii) an entity or an Affiliate of an entity that administers or manages such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any forms required by Section 2.16(e), and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall be a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such Defaulting Lender is no longer a Defaulting Lender. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Upon the request of an assignee, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note payable to the order of such assignee in an amount equal to the Commitment and/or Loans and/or LC Exposure assumed by it pursuant to such assignment and, if the assigning Lender has retained any Commitment and/or Loans and/or LC Exposure hereunder and so requests, a new Note payable to the order of the assigning Lender in an amount equal to the Commitment and/or Loans and/or LC Exposure retained by it.  Such new Notes shall be in an aggregate face amount equal to the Commitment of the assigning Lender and shall be dated the effective date of such assignment. Thereafter, any surrendered Note shall be marked canceled and returned to the Borrower.

(vi) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) and the other Loan Documents; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (b)(vii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells any participation to any Participant shall give prompt notice thereof to the Administrative Agent and the Borrower; provided that no liability shall arise if such Lender fails to give such notice to the Borrower.

(vii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the other Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that (i) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (ii) all related costs, fees and expenses in connection with any such pledge or assignment or the reassignment back to such Lender, free of any interests of such assignee, shall be for the sole account of such Lender .

(d) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any Subsidiary furnished to such Lender by or on behalf of the Borrower or such Subsidiary, provided that such assignee or participant or proposed assignee or participant is instructed that its review, copying or retention of such information will act as its agreement to be bound by Section 9.17.

(e) All transfers of any interest in any Loan shall be in compliance with all federal and state securities laws, if applicable. Notwithstanding the foregoing sentence, however, the parties to this Agreement do not intend that any transfer under this Section be construed as a “purchase” or “sale” of a “security” within the meaning of any applicable federal or state securities laws.

SECTION 9.05. Return of Payments.  If at any time all or any part of any payment previously applied by the Administrative Agent, the Issuing Bank or any Lender to any Loan, LC Disbursement or other sum hereunder is or must be returned by or recovered from the Administrative Agent, the Issuing Bank or such Lender for any reason (including the order of any bankruptcy court), then, to the extent permitted by law, this Agreement, the Notes and the other Loan Documents shall automatically be reinstated to the same effect as if such prior application had not been made, and the Borrower shall indemnify the Administrative Agent, the Issuing Bank and such Lender against, and save and hold the Administrative Agent, the Issuing Bank and such Lender harmless from, any required return by or recovery from the Administrative Agent, the Issuing Bank or such Lender of any such payment because of its being deemed preferential under any applicable law or for any other reason.

SECTION 9.06. Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by electronic photocopy (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” or words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability.  Should any clause, sentence, paragraph or section of this Agreement or any other Loan Document be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement or such other Loan Document, and the part or parts of this Agreement or such other Loan Document so held to be invalid, unenforceable or void will be deemed to have been stricken and the remainder will have the same force and effectiveness as if such part or parts had never been included herein or therein. Each covenant contained in any Loan Document shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained therein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

SECTION 9.08. Right of Setoff.  (a) If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank and each of their respective Affiliates is hereby authorized, without notice to any Person, at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the obligations of the Borrower or such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any other Obligor may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. For purposes of effectuating the setoff rights of the Lenders and the Issuing Bank and their respective Affiliates pursuant to this Section 9.08 (and for no other purpose), the Borrower and each other Obligor expressly agree to treat each Lender, the Issuing Bank and each of their respective Affiliates (including each of their respective branches and offices) as a single entity; it being the express intent of the Borrower and each Obligor to maximize the available deposits that may be set off against any and all Obligations of the Borrower or such Obligor under this Agreement or any other Loan Document. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL THAT SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SET-OFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY OBLIGOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

(b) If any Lender or the Issuing Bank shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender’s or the Issuing Bank’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, the Lender receiving such greater proportion or the Issuing Bank shall notify the Administrative Agent of that fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

(c) The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of Texas (without giving effect to its conflicts-of-law principles) and the United States of America.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in Harris County and of the United States District Court for the Southern District of Texas, Houston Division, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the Transactions, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement, any Note or any other Loan Document or the Transactions against the Borrower or any other Obligor or any of their respective Property in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the Transactions in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Nothing herein shall be considered a waiver of any of the rights or protections afforded any Lender by 12 U.S.C. 91, Article 59.007 of the Texas Finance Code, or any similar statute.

(e) Each party agrees that any other party may proceed against any other liable Person, jointly or severally, or against one or more of them, less than all, without impairing rights against any other liable Persons.  A party shall not be required to join the principal obligor or any other Person (e.g., sureties or guarantors) in any proceeding against any Person. A party may release or settle with one or more liable Persons as the party deems fit without releasing or impairing its right to proceed against any Persons not so released.

(f) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. WAIVER OF SPECIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS, THE ISSUANCE OF ANY LETTER OF CREDIT, OR ANY EXTENSION OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.

SECTION 9.12. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13. No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Administrative Agent and the Lenders shall have the right to act exclusively in the interest of the Administrative Agent and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any Subsidiary or any of their respective Affiliates or any other Person.

SECTION 9.14. Relationship of the Parties.  (a)  The relationship between the Borrower and each other Obligor, on the one hand, and the Administrative Agent, the Lenders, the Issuing Bank and their respective Affiliates, on the other hand, in connection with all aspects of the Transactions and any communications in connection therewith is solely that of debtor and creditor, and neither the Administrative Agent, any Lender, nor the Issuing Bank has any fiduciary or other special relationship to the Borrower or any Obligor or any of their respective Affiliates, and no term, provision, or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and any Lender, between any Subsidiary and any Lender, or between any such Affiliate and any Lender to be other than that of debtor and creditor. No joint venture or partnership is created by this Agreement among the Lenders or among the Borrower, or any Subsidiary, or any of their respective Affiliates, and the Lenders.

(b) The provisions herein for compliance with financial, environmental, and other covenants, delivery of financial, environmental and other reports, and financial, environmental and other inspections, investigations, audits, examinations or tests are intended solely for the benefit of the Lenders to protect their interests as lenders in assuming payments of interest and repayment of principal, and nothing contained in this Agreement or in any other Loan Document shall be construed as permitting or obligating the Lenders to act as financial or business advisors or consultants to the Borrower, as permitting or obligating the Lenders to control the Borrower or to conduct or operate the Borrower’s operations.

(c) The Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision for waiver of trial by jury. The Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to the Lenders for the financial accommodations provided hereby and to execute and deliver this Agreement.

SECTION 9.15. Construction.  The Borrower, the Administrative Agent, and each Lender acknowledges that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

SECTION 9.16. Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.17. Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders (on behalf of itself and each of its Affiliates) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, members, managers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any Obligor or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower, any of its Subsidiaries or any Obligor after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, the Administrative Agent may provide information relating to the Loans to Gold Sheets, and other similar bank trade publications, with such information to consist of deal terms consisting of (i) the Borrower’s name, (ii) principal loan amounts, (iii) interest rate, (iv) term length and (v) the Unused Commitment Fee Rate and other fees to the Lenders in the syndicate, the identity of their attorneys and other information customarily found in such publications.

SECTION 9.18. Interest.  It is the intent of the parties in the execution and performance of this Agreement to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect.  Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, to the Administrative Agent or any Lender or charged, contracted for, reserved, taken or received by the Administrative Agent or any such bank, for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid, charged, contracted for, reserved, taken or received which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in any Note or any other Loan Document to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest on any Note and the Borrower shall not be required to pay interest on the Obligations at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under such Note and such Loan Documents would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under such Note and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the Borrower shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Highest Lawful Rate shall in the first instance be credited on the principal of the obligations of the Borrower (or if all such obligations shall have been paid in full, refunded to the Borrower).  In determining whether or not the rate of interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (a) treat all Loans and Borrowings as but a single extension of credit (and the Borrower and the Lenders agree that such is the case and that provision herein for multiple Loans and Notes is for convenience only); (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, pro-rate, allocate and “spread” the total amount of interest throughout the entire contemplated term of the Loans.  The Administrative Agent, each Lender, each Bank, and the Borrower agree that Chapter 346 of the Texas Finance Code shall not apply to the Loan Documents or any Loan.  The provisions of this Section shall control over all other provisions of the Loan Documents which may be in apparent conflict herewith.

Without limitation of the foregoing, nothing in this Agreement or in any other Loan Document shall be deemed to constitute a waiver of any rights which any Lender, the Issuing Bank or the holder of any Note may have under applicable federal law relating to the amount of interest which such Lender or holder may contract for, take, receive or charge in respect of the Loan and the Loan Documents, including any right to take, receive, reserve and charge interest at the rate allowed by the law of the state where any Lender is located. The Administrative Agent, each Lender, each Issuing Bank and the Borrower further agree that insofar as the provisions of Chapter 303 of the Texas Finance Code, as amended, are applicable to the determination of the Highest Lawful Rate, the weekly rate ceiling of such Article shall be applicable; provided, however, that to the extent permitted by such Chapter, the Administrative Agent may from time to time by notice to the Borrower revise the election of such interest rate ceiling as such ceiling affects the then current or future balances of the Loans.

SECTION 9.19. Release of Liens and Guarantees.

(a) The Borrower may request the release under any Pledge Agreement or  Guaranty Agreement of any Pledged Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary or Pledged Collateral or resulting from the dissolution of a Subsidiary) to a Person other than the Borrower or any other consolidated Subsidiary in a transaction not prohibited under the terms of this Agreement as a result of which such Subsidiary ceases to be a Subsidiary, provided that (i) each of the representations and warranties of the Borrower and the other Obligors contained in the Loan Documents (including those relating to Material Adverse Effect and litigation, but excluding those representations and warranties limited by their terms to a specific date, in which case they shall have been true and correct as of such date) shall be true and correct on and as of the date of such release and (ii) on the date of such release, no Event of Default or Default shall have occurred and be continuing or result therefrom.

(b) To request such a release, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such sale or other disposition (and any dissolution relating thereto, and, if applicable, the application of the proceeds thereof) will comply with the terms of this Agreement, together with such other evidence that the Administrative Agent may reasonably request in order to verify the statements made in such certificate.

(c) Upon receipt of such certificate, the Administrative Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender or the Issuing Bank, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as the Borrower may reasonably request to effectuate the release of such Subsidiary or such Pledged Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender or the Issuing Bank.

(d) If the Borrower shall request the release under a Pledge Agreement or a Guaranty Agreement of any Subsidiary or any Pledged Collateral due to the fact that such Subsidiary no longer qualifies as a Material Subsidiary pursuant to the definition thereof, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such Subsidiary is no longer a Material Subsidiary, together with any documents or other evidence that the Administrative Agent may reasonably request in order to verify the statements made in such certificate, and the Administrative Agent, if satisfied that such certificate is correct, shall, without the consent of any Lender or the Issuing Bank, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as the Borrower shall reasonably request to effectuate the release of such Subsidiary or such Pledged Collateral. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender or the Issuing Bank.

(e) Without limiting the provisions of Section 9.03, the Borrower shall reimburse the Administrative Agent and the Lenders for all costs and expenses, including attorneys’ fees and disbursements, incurred by any of them in connection with any action contemplated by this Section 9.19.

SECTION 9.20. Survival.   All covenants, agreements, representations and warranties made by or on behalf of the Borrower or any other Obligor in connection with this Agreement or any of the other Loan Documents or in any certificate or other instrument delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any unreimbursed LC Disbursement, or any fee or any other Obligations payable under this Agreement or any other Loan Document is outstanding and unpaid or any LC Exposure exists and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Transactions,  the repayment of the Loans and the other Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. No Person other than the Borrower and its Subsidiaries shall have any right to the proceeds of Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third party, and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.

SECTION 9.21. FINAL AGREEMENT OF THE PARTIES.  THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO), THE NOTES AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 9.22. USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name, taxpayer identification number and business address of such Obligor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Obligor in accordance with the USA Patriot Act. The Administrative Agent may also ask to see the Borrower’s legal organizational documents or other identifying documents.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.17 (CONFIDENTIALITY) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAW.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NONPUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAD IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, PROVINCIAL, TERRITORIAL AND STATE SECURITIES LAWS.

Borrower:

LUFKIN INDUSTRIES, INC..

Name:
Christopher L. Boone,
Chief Financial Officer and Vice President

Address of principal place of business:

691 S. Raguet
Lufkin, TX  75901

Taxpayer Identification Number:

75-0404410

Commitment: $80,000,000.00
Administrative Agent/Initial Issuing Bank/Lender:

JPMORGAN CHASE BANK, N.A.

By: _________________
Name:  _________________
Title: _________________

Address for Notice:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1 Chase Tower, 10 S. Dearborn, 7th Floor
Chicago, IL 60603
Attn: Mr. Hiral Patel
Telecopy: 312.385.7096
Telephone: 312.732.6221

and

JPMorgan Chase Bank, N.A.
707 Travis Street, 8th Floor
Houston, Texas 77002
Attn: Ms. Sallye Cielencki
Telecopy: 713.216.1485
Telephone: 713.216.3024